Execution Version

CREDIT AGREEMENT

Dated as of October 21, 2022

among

TEXTRON INC.,

THE LENDERS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

BANK OF AMERICA, N.A.
and
CITIBANK, N.A.,
as Syndication Agents

and

MUFG BANK, LTD.,
as Documentation Agent
______________________

JPMORGAN CHASE BANK, N.A.,
BofA SECURITIES, INC.,
CITIBANK, N.A.
and
MUFG BANK, LTD.,
as Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

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SCHEDULES AND EXHIBITS

Commitment Schedule
Pricing Schedule
Schedule 2.12(a)	-	Letter of Credit Commitment Schedule
Schedule 2.12(b)	-	Existing Letters of Credit
Exhibit A	-	Form of Note
Exhibit B	-	Form of Opinion of E. Robert Lupone, Esq. Executive Vice President and General Counsel of the Borrower
Exhibit C	-	Form of Opinion of Jayne M. Donegan, Esq. Senior Executive Counsel of the Borrower
Exhibit D	-	Form of Opinion of Davis Polk & Wardwell LLP
Exhibit E-1	-	Form of Notice of Borrowing
Exhibit E-2	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption Agreement
Exhibit H	-	Form of Extension Agreement

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CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of October 21, 2022, among TEXTRON INC., a Delaware corporation (together with its successors, the “Borrower”), the banks and other financial institutions signatory hereto (each a “Lender” and collectively the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”).
The Borrower, the Lenders and the Agents agree as follows:
ARTICLE 1
Definitions and Accounting Terms
Section 1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“2019 Credit Agreement” has the meaning assigned to that term in Section 3.01(e).
“Additional Lender” has the meaning assigned to that term in Section 2.15.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.
“Administrative Fee” has the meaning assigned to that term in Section 2.06(c)
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” means any Lender affected by any of the events described in Section 2.09(c) hereof.
“Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control”

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(including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons acting in concert, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means any of the Administrative Agent, the Syndication Agents and the Documentation Agent.
“Agreement” means this Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.
“Applicable Lending Office” means, for any Lender with respect to its Loans of any particular Type, the office, branch or affiliate of such Lender specified as the booking office therefor in such Lender’s Administrative Questionnaire, or such other office, branch or affiliate of such Lender as such Lender may specify from time to time for such purpose by notice to the Borrower and the Administrative Agent.
“Applicable Parties” has the meaning assigned to that term in Section 8.08.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.13 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Approved Electronic Platform” has the meaning assigned to that term in Section 8.08.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of Section 2.09(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as from time to time amended and any successor statutes.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any obligations of such Person hereunder.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09(b), for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.09(b)(ii), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loans” are Loans whose interest rate is based on Base Rate.

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“Base Rate Margin” has the meaning specified in the Pricing Schedule.
“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b)(ii) of Section 2.09.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR; and
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest,

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timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no

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successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09(b).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning assigned to that term in Section 9.19.
“Board” means the Board of Governors of the Federal Reserve System.
“Borrower” has the meaning assigned to that term in the introduction to this Agreement.
“Borrowing” means a borrowing of Loans hereunder.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to close; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease or financing lease on the balance sheet of that Person.
“Change of Control” means that (a) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 40% or more of the outstanding common stock of the Borrower or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as from time to time amended. Any reference to the Code shall include a reference to corresponding provisions of any subsequent revenue law.
“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, and (ii) with respect to any substitute Lender or Assignee which becomes a Lender pursuant to Section 2.15, 9.01 or 9.15, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 2.15, 9.01 or 9.15, as such amount may be changed from time to time pursuant to Section 2.07, 9.01 or 9.15; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.
“Commitment Schedule” means the Commitment Schedule attached hereto.
“Communications” has the meaning assigned to that term in Section 8.08.
“Compliance Certificate” means a certificate substantially in the form annexed hereto as Exhibit F delivered to the Lenders by the Borrower pursuant to Section 5.01(b)(i)(B).
“Consolidated Capitalization” means, as at any date of determination, the sum (without duplication) of (a) Consolidated Indebtedness of Textron Manufacturing plus (b) Consolidated Net Worth plus (c) preferred stock of the Borrower plus (d) other securities of the Borrower

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convertible (whether mandatorily or at the option of the holder) into capital stock of the Borrower.
“Consolidated Indebtedness of Textron Manufacturing” means, as at any date of determination, the sum of short-term and long-term indebtedness for borrowed money that is shown on a balance sheet of Textron Manufacturing (or would be if a balance sheet were prepared on such date).
“Consolidated Net Worth” means, as at any date of determination, the stockholders’ equity of the Borrower and its Subsidiaries on a consolidated basis (but excluding the effects of the Borrower’s accumulated other comprehensive income/loss) calculated in conformity with GAAP.
“Continuing Director” means any member of the board of directors of the Borrower who is (i) a director of the Borrower on the date of this Agreement, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors referred to in clauses (i) and (ii).
“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust or other similar instrument of that Person under which Indebtedness is outstanding or secured or by which that Person or any of its properties is bound or to which that Person or any of its properties is subject.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” has the meaning assigned to that term in Section 9.19.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means any Event of Default or any event that with notice or lapse of time or both would become an Event of Default.
“Defaulting Lender” means, subject to Section 2.13(d), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to any Agent or Issuing Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition

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precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) such payment is the subject of a good faith dispute, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, (d) has become the subject of a Bankruptcy Event or Bail-In Action or has a Parent that has become the subject of a Bankruptcy Event or Bail-In Action, or (e) has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit (as reasonably determined by the Administrative Agent in consultation with the Borrower).
“Default Right” has the meaning assigned to that term in Section 9.19.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of comprehensive Sanctions, currently Crimea, Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria.
“Documentation Agent” means MUFG Bank, Ltd.
“Dollar”, “Dollars” and the sign “$” mean the lawful currency of the United States.
“Domestic Taxes” has the meaning set forth in Section 2.14(a).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning assigned to that term in Section 9.16 hereof.

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“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code or is a member of a controlled group, as defined in Section 414(b) of the Code, or is otherwise treated as a single employer under Section 414 of the Code, which includes such Person.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to that term in Article 7 hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended, and any successor statutes.
“Existing Letters of Credit” means the letters of credit issued before the Effective Date and listed in Schedule 2.12(b) hereto.
“Extension Agreement” has the meaning assigned to that term in Section 2.01(d).
“Extension Date” has the meaning assigned to that term in Section 2.01(d).
“Facility Fee Rate” has the meaning specified in the Pricing Schedule.
“FAS 842” has the meaning assigned to that term in Section 1.02(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“Finance Company” means any Person which is (or would be but for the proviso to the definition of such term) a Subsidiary of the Borrower and which is primarily engaged in the business of a finance company.
“Finance Company Leverage Ratio” means, as of any date of determination, the ratio of (i) debt of the Finance Group at such date, determined in a manner consistent with “Finance group debt” on the Borrower’s consolidated balance sheet included in the Financial Statements, less securitized debt at such date, determined in a manner consistent with “Note 7. Debt and Credit Facilities” in the notes to the Financial Statements, to (ii) total Finance Group assets less total Finance Group liabilities at such date, each as set forth on the Borrower’s consolidated balance sheet for such date (or would be if a balance sheet were prepared on such date). Notwithstanding the foregoing, to the extent that the manner of determining “Finance group debt” and/or securitized debt changes during the term of this Agreement as a result of changes to GAAP that apply to this Agreement as a result of Section 1.02, these amounts shall be determined in a manner consistent with GAAP as in effect as of the date of determination.
“Finance Group” means “Finance group” as defined in the Financial Statements.
“Financial Statements” has the meaning assigned to that term in Section 4.03.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.
“Funding Date” means the date of the funding of a Loan made pursuant to a Notice of Borrowing but does not mean the date of any conversion or continuation of the interest rate applicable to any Loan pursuant to a Notice of Conversion/Continuation.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“IBA” has the meaning assigned to that term in Section 1.05.
“Increase Effective Date” has the meaning assigned to that term in Section 2.15.
“Increasing Lender” has the meaning assigned to that term in Section 2.15.
“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money of that Person, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet of that Person in

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conformity with GAAP, (iii) notes payable of that Person and drafts accepted by that Person representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation of that Person owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vii) any guarantee of that Person, direct or indirect, of any indebtedness, note payable, draft accepted, or obligation described in clauses (i)-(vi) above of any other Person.
“indemnified liabilities” has the meaning assigned to that term in Section 9.03.
“Indemnitees” has the meaning assigned to that term in Section 9.03.
“Initial Loans” means the initial Loans made under this Agreement.
“Interest Payment Date” means (x) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to such Term Benchmark Loan and the Termination Date; provided that in the case of each Interest Period of six months, “Interest Payment Date” shall also include each Interest Period Anniversary Date (or if such day is not a Business Day, then the next succeeding Business Day) for such Interest Period, (y) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Termination Date and (z) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and the Termination Date.
“Interest Period” means any interest period applicable to a Term Benchmark Loan as determined pursuant to Section 2.05(b) hereof.
“Interest Period Anniversary Date” means, for each Interest Period applicable to a Term Benchmark Loan which is six months, the three-month anniversary of the commencement of that Interest Period.
“Interest Rate Determination Date” means each date for calculating the Adjusted Term SOFR Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by International Chamber of Commerce, Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender” means each of JPMorgan Chase, Bank of America, N.A., Citibank, N.A., MUFG Bank, Ltd. and any other Lender designated by the Borrower that agrees to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the

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Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Any Lender which is the issuer of an Existing Letter of Credit is an Issuing Lender with respect thereto and each reference herein to the Issuing Lender shall be deemed to be a reference to the relevant Issuing Lender (or, if applicable, each Issuing Lender collectively).
“JPMorgan Chase” means JPMorgan Chase Bank, N.A., and its successors.
“Lead Arrangers” means JPMorgan Chase, BofA Securities, Inc., Citibank, N.A. and MUFG Bank, Ltd.
“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and its or their successors and permitted assigns. Unless the context otherwise requires, any reference herein to “Lender” (including each such reference in any indemnification, exculpation or expense reimbursement provision of this Agreement) shall include each Issuing Lender.
“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Lender.
“Letter of Credit Commitment” means, for each Issuing Lender, (i) the amount set forth on Schedule 2.12(a) of this Agreement opposite its name thereon under the heading “Letter of Credit Commitment” or if an Issuing Lender has entered into an Assignment and Assumption Agreement pursuant to Section 9.01(e) hereunder, the amount set forth for such Issuing Lender as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Borrower may, at any time and from time to time, reduce or increase the Letter of Credit Commitment of any Issuing Lender with the consent of the applicable Issuing Lender.
“Letter of Credit Fee Rate” has the meaning specified in the Pricing Schedule.
“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s Applicable Percentage of the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts paid by the Issuing Lender upon a drawing under a Letter of Credit issued hereunder and (y) the aggregate amount then available for drawing under all outstanding Letters of Credit.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Loan” means a loan made pursuant to Section 2.01 of this Agreement.
“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments,

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modifications or supplements thereto or waivers thereof, the Notes and any other documents prepared in connection with the other Loan Documents, if any.
“Loans and Principal Payments Schedule” has the meaning assigned to that term in Section 2.03(b).
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any of its material payment obligations under this Agreement and the Notes or (iii) the validity or enforceability of, or the rights of or remedies available to the Lenders under, this Agreement and the Notes.
“Multiemployer Plan” has the meaning assigned to that term in Section 4001(a)(3) of ERISA.
“Note” shall have the meaning set forth in Section 2.03(b) hereof.
“Notice of Borrowing” means a notice described in Section 2.01(b) hereof substantially in the form of Exhibit E-1 hereto.
“Notice of Conversion/Continuation” means any notice delivered pursuant to Section 2.02(a) hereof, which shall be substantially in the form of Exhibit E-2 hereto.
“Notice of Issuance” means any notice delivered pursuant to Section 2.12(c)(i) hereof.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the board of directors (if an officer), its President, any Vice President of such corporation, its Chief Financial Officer, its Treasurer or any Assistant Treasurer of such corporation.
“Other Taxes” has the meaning set forth in Section 2.14(b).

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant Register” has the meaning set forth in Section 9.01(f).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56).
“Payment” has the meaning set forth in Section 8.09(c).
“Payment Date” has the meaning assigned to that term in Section 2.12(d)(i).
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.
“Pension Plan” means any plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may be, is or has been established or maintained, or to which contributions may be, are or have been made by the Borrower or any of its ERISA Affiliates or as to which the Borrower or any of its ERISA Affiliates would be considered as a “contributing sponsor” for purposes of Title IV of ERISA at any relevant time.
“Permitted Encumbrances” means:
(i)    Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.03;
(ii)    Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles then in effect, shall have been made therefor;
(iii)    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(iv)    Any attachment or judgment Lien individually or in the aggregate not in excess of $100,000,000 unless the judgment it secures shall, within 30 days after the

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entry thereof, not have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;
(v)    Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
(vi)    Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(vii)    Any interest or title of a lessor under any lease;
(viii)    Liens arising from UCC financing statements regarding leases;
(ix)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business; and
(x)    Liens (a) of a collection bank on the items in the course of collection, (b) attaching to investment accounts, trading accounts or brokerage accounts incurred in the ordinary course of business, (c) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry, (d) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (e) attaching to cash collateral posted pursuant to a hedging, swap or similar contract entered into in the ordinary course of business.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any Governmental Authority.
“Pooled Basket Amount” means 3% of the consolidated total assets of Textron Manufacturing and its Subsidiaries, all as determined in accordance with GAAP on a consolidated basis for Textron Manufacturing and its Subsidiaries.
“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
“Pricing Schedule” means the Pricing Schedule attached hereto.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime

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Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Rata Share or pro rata Share” means, when used with reference to any Lender and any described aggregate or total amount, the percentage designated as such Lender’s Pro Rata Share set forth under the name of such Lender on the applicable signature page of this Agreement, as such pro rata Share may be adjusted pursuant to the terms of this Agreement.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasing Lender” has the meaning specified in Section 9.01(c).
“QFC” has the meaning assigned to that term in Section 9.19.
“QFC Credit Support” has the meaning assigned to that term in Section 9.19.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting , (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.
“Reimbursement Obligation” has the meaning specified in Section 2.12(d)(ii).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, representatives, partners and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

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“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder notice of which to PBGC is required within 30 days after the occurrence thereof, or receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4202 of ERISA.
“Required Lenders” means, as at any time any determination thereof is to be made, the Lenders holding more than 50% of the Total Commitment or, if no Commitments are in effect, more than 50% of the Total Outstanding Amount (exclusive in each case of the Commitment, Loans and Letter of Credit Liabilities of any Defaulting Lender).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Subsidiary” means each Subsidiary (or a group of Subsidiaries that would constitute a Restricted Subsidiary if consolidated and which are engaged in the same or related lines of business) of the Borrower now existing or hereafter acquired or formed by the Borrower which (x) for the most recent fiscal year of the Borrower, accounted for more than 5% of the consolidated revenues of the Borrower and its Subsidiaries, or (y) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Borrower and its Subsidiaries. For purposes of this definition, the proviso to the definition of Subsidiary shall not be applicable.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“RFR Margin” has the meaning specified in the Pricing Schedule.
“Sanctions” means any international economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury (UK).
“Securities Act” means the Securities Act of 1933, as from time to time amended, and any successor statutes.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

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“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning assigned to that term in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning assigned to that term in the definition of “Daily Simple SOFR”.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, however, that (i) no Finance Company or any Subsidiary of any Finance Company and (ii) no Person having consolidated assets less than $1,000,000 shall be treated as a Subsidiary of the Borrower.
“Supported QFC” has the meaning assigned to that term in Section 9.19.
“Syndication Agents” means Bank of America, N.A. and Citibank, N.A.
“Taxes” has the meaning set forth in Section 2.14(a).
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Benchmark Loan” means a Loan that bears interest at a rate determined by reference to Adjusted Term SOFR Rate.
“Term Benchmark Margin” has the meaning specified in the Pricing Schedule.
“Term SOFR Determination Day” has the meaning assigned to that term in the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such

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Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means October 21, 2027, or such later date to which the Termination Date then in effect may be extended pursuant to Section 2.01(d), or if any such day is not a Business Day, the next preceding Business Day.
“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan (including any such notice with respect to a Pension Plan amendment referred to in Section 4041(e) of ERISA), or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC, or (v) any other event or condition which, to the best knowledge of the Borrower or any of its ERISA Affiliates, would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
“Textron Manufacturing” means the Borrower and any Subsidiary of the Borrower that is not a Finance Company; provided that, for purposes of this definition, the exclusion set forth in subsection (ii) in the definition of Subsidiary shall be disregarded.
“Total Commitment” means, as at any date of determination, the aggregate Commitments of all Lenders then in effect (as such Commitments may be reduced from time to time pursuant to Section 2.07(a) hereof). The original amount of the Total Commitment is $1,000,000,000.
“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans plus, without duplication, (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.
“Type” means the designation of a Loan as either a Base Rate Loan or a Term Benchmark Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning assigned to that term in Section 9.19.
“Withholding Agent” has the meaning set forth in Section 2.14(a).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02. Accounting Terms and Determinations. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided further that the implementation of Statement of Financial Accounting Standards No. 142 shall not be deemed a change in GAAP for purposes of the preceding proviso. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (or any other

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Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
(i)Notwithstanding anything to the contrary in Section 1.02(a) or in the definition of “Capital Lease”, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.03. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.04. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
Section 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.09(b)(ii) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion, consistent with industry practice, to ascertain any

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interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 2
Amounts and Terms of Commitments and Loans
Section 2.01. Commitments.
(a)     Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to lend in Dollars to the Borrower from time to time during the period from and including the Effective Date to but not including the Termination Date its pro rata Share of the Total Commitment. Each Lender’s Commitment and the Total Commitment shall expire in full on the Termination Date.
Amounts borrowed under this Section 2.01(a) may, subject to the limitations set forth in this Agreement, be repaid and, up to but excluding the Termination Date, be reborrowed. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan and all other amounts owed hereunder with respect to the Loans in full no later than the Termination Date.
Borrowings on any Funding Date with respect to a Loan under this Section 2.01(a) shall be in Dollars, in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount or, if less, the unutilized amount of the Total Commitment. Notwithstanding the foregoing, no Loan may be borrowed if the Total Outstanding Amount, after giving effect to the Loan so requested and all other Loans then requested which have not yet been funded, shall exceed the Total Commitment then in effect.
Subject to Section 2.09, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith.
(b)    Notice of Borrowing. Subject to Section 2.01(a), whenever the Borrower desires to borrow under this Section 2.01, it shall deliver to the Administrative Agent a Notice of Borrowing (x) in the case of a Base Rate Loan, by no later than 1:00 p.m. (New York City time) on the proposed Funding Date, (y) in the case of a Term Benchmark Loan, by no later than 10:30 a.m. (New York City time) three U.S. Government Securities Business Days in advance of the proposed Funding Date and (z) in the case of an RFR Borrowing, not later than 11:00 a.m. (New York City time) five U.S. Government Securities Business Days in advance of the proposed Funding Date. The Notice of Borrowing shall be signed by an authorized officer of the Borrower and shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Loans, (iii) whether such Loans are to consist of Base Rate Loans or Term Benchmark Loans (or, solely to the extent applicable pursuant to Section 2.09(b)(ii), RFR

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Loans) or a combination thereof and the amounts thereof, and (iv) in the case of Term Benchmark Loans, the Interest Period therefor.
Except as provided in Sections 2.01(c) and 2.09(d), a Notice of Borrowing for a Term Benchmark Loan shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.
(c)    Disbursement of Funds. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.01(b) with respect to a Loan, the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make its pro rata Share of the amount of such Loans available to the Administrative Agent in same day funds not later than (x) in the case of a Base Rate Loan, 3:00 p.m. (New York City time) on the Funding Date and (y) in the case of a Term Benchmark Loan, 12:00 noon (New York City time) on the Funding Date. Such Loans of a Lender shall be equal to such Lender’s pro rata Share of the aggregate amount of all such Loans requested by the Borrower pursuant to the applicable Notice of Borrowing. Upon satisfaction or waiver of the conditions precedent specified in Section 3.01 (in the case of the Initial Loans) and Section 3.02 (in the case of all Loans) the Administrative Agent shall make the proceeds of such Loans available to the Borrower by causing an amount of funds equal to the proceeds of all such Loans received by the Administrative Agent to be credited to an account in New York City designated by the Borrower in same day funds.
Unless the Administrative Agent shall have been notified by any Lender prior to any Funding Date (or, in the case of Base Rate Loans, not later than 3:00 p.m. (New York City time) on the Funding Date) in respect of any Loan that such Lender does not intend to make available to the Administrative Agent such pro rata Share of such Loan on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on prompt demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among Lenders for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. Nothing in this Section 2.01(c) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(d) Extension of Commitments.
(i) The Commitments may be extended, if at the time no Potential Event of Default or Event of Default has occurred and is continuing, in the manner and amount set forth in this Section 2.01(d), for a period of one year measured from the Termination Date then in effect (the date of effectiveness of such extension, an “Extension Date”). If

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the Borrower wishes to request an extension of each Lender’s Commitment, it shall give notice to that effect to the Administrative Agent not less than 30 days prior to the Termination Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 20 days of such request to the Administrative Agent. If any Lender shall not have responded affirmatively within such 20-day period, such Lender shall be deemed to have rejected the Borrower’s proposal to extend its Commitment, and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit H hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.01(d) shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by the Required Lenders; provided that (i) the Termination Date may only be so extended for two one-year periods, (ii) no such extension may occur more than once in any twelve-month period and (iii) no such extension shall result in a Termination Date for any Lender that is more than five years after the relevant Extension Date.
(ii)    If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Commitment, (A) this Agreement shall terminate on the Termination Date then in effect with respect to such Lender, (B) the Borrower shall pay to such Lender on such Termination Date any amounts due and payable to such Lender on such date and (C) the Borrower may, if it so elects, designate a Person not theretofore a Lender and acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased, provided that the aggregate amount of the Commitments following any designation or agreement may not exceed the aggregate amount of the Commitments on the date hereof. Upon execution and delivery by the Borrower and such replacement Lender or other Person of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.01(d)(i), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. On the date of termination of any Lender’s Commitment as contemplated by this paragraph, the respective participations of the other Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.
(iii)    The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this Section 2.01(d).

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Section 2.02.    Notices of Conversion/Continuation. (a) Subject to the provisions of Section 2.09 hereof, the Borrower shall have the option (i) to convert at any time all or any part of the outstanding Base Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, to Term Benchmark Loans and (ii) upon the expiration of any Interest Period applicable to outstanding Term Benchmark Loans, to continue all or any portion of such Term Benchmark Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, as Term Benchmark Loans. The succeeding Interest Period(s) of such converted or continued Term Benchmark Loan shall commence on the date of conversion in the case of clause (i) above and on the last day of the Interest Period of the Term Benchmark Loans to be continued in the case of clause (ii) above.
The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation and (iv) the requested Interest Period.
Except as provided in Section 2.09(d) hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Term Benchmark Loan shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.
(b)        Unless the Borrower shall have given the Administrative Agent (x) a timely Notice of Conversion/Continuation in accordance with the provisions of Section 2.02(a) hereof with respect to Term Benchmark Loans outstanding or (y) written notice of its intent to prepay Term Benchmark Loans, furnished not later than 11:00 a.m. (New York City time) on the third Business Day prior to the last day of the Interest Period with respect to such Term Benchmark Loans, the Borrower shall be deemed to have requested that such Term Benchmark Loans be continued for an additional Interest Period of one month.
Section 2.03.    Registry. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, each Loan made by such Lender, each repayment of any Loan made by such Lender, the stated amount of each Letter of Credit and the principal amount of each Lender’s outstanding Letter of Credit Liabilities. Any such recordation by the Administrative Agent on the Register shall constitute prima facie evidence thereof, absent manifest error. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment, Loans and Letter of Credit Liabilities. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of the Loans and the Letters of Credit.
(b)        The Borrower hereby agrees that, upon the request of the Administrative Agent if so instructed by any Lender at any time, such Lender’s Loans shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (a “Note”). The Note issued to each Lender pursuant to this Section 2.03(b) shall (i) be payable to such Lender and its registered assigns, (ii) be payable in the principal amount of the outstanding Loans evidenced thereby, (iii) provide that all Loans then outstanding shall be repaid on the date as provided herein, (iv) bear interest as

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provided in the appropriate clause of Section 2.05 hereof, (v) be entitled to the benefits of this Agreement, and (vi) have attached thereto a schedule (a “Loans and Principal Payments Schedule”) substantially in the form of the Schedule to Exhibit A hereto. At the time of the making of each Loan or principal payment in respect thereof, each Lender may, and is hereby authorized to, make a notation on the Loans and Principal Payments Schedule of the date and the amount of such Loan or payment, as the case may be. Notwithstanding the foregoing, the failure to make a notation with respect to the making of any Loan, shall not limit or otherwise affect the obligation of the Borrower hereunder or under the applicable Note with respect to such Loan and payments of principal by the Borrower shall not be affected by the failure to make a notation thereof on the appropriate Loans and Principal Payments Schedule.
Section 2.04.    Pro Rata Borrowings. The Loans comprising each Borrowing under this Agreement shall be made by the Lenders simultaneously and each Lender’s Loan shall be equal to such Lender’s pro rata Share of such Borrowing. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder subject to the terms hereof, regardless of the failure of any other Lender to fulfill its commitment to make Loans hereunder.
Section 2.05.    Interest. (a) Rate of Interest on Loans.
The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan made to it from and including the date made to but not including the date repaid.
(i)    Each RFR Loan shall bear interest at a rate per annum equal to the sum of the RFR Margin plus the applicable Adjusted Daily Simple SOFR.
(ii) Each Term Benchmark Loan shall bear interest on the unpaid principal amount thereof for the applicable Interest Period at an interest rate per annum equal to the sum of the Term Benchmark Margin plus the applicable Adjusted Term SOFR Rate.
(iii)    Each Base Rate Loan shall bear interest on the unpaid principal amount thereof at an interest rate per annum equal to the sum of the Base Rate Margin plus the applicable Base Rate.
The Administrative Agent shall determine each interest rate applicable to the Loans hereunder in accordance with this Section 2.05(a). The Administrative Agent shall give prompt notice to the Borrower and Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
(b)    Interest Periods. In connection with each Term Benchmark Loan, the Borrower shall elect an interest period (each an “Interest Period”) to be applicable to such Loan, which shall be either a one, three or six month period; provided that:
(i)    the Interest Period for each Term Benchmark Loan shall commence on the date of such Loan;

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(ii)    if an Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of such ending calendar month;
(iv)    no Interest Period shall extend beyond the Termination Date; and
(v)    there shall be no more than 30 Interest Periods outstanding at any time.
(c)    Interest Payments. Interest shall be payable on each Loan in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and when due and payable (whether at maturity, by acceleration or otherwise).
(d)    Computation of Interest. All interest hereunder shall be computed on the basis of a 360-day year, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a 365-day year (or 366 days in a leap year) and in each case shall be payable on the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of the Loan or, in the case of a Term Benchmark Loan, the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Default Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest, fee or other amount not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate per annum equal to the sum of 2% plus the higher of (i) the rate of interest applicable to such Loans or (ii) the rate of interest otherwise payable under this Agreement for Base Rate Loans.
Section 2.06.    Commissions and Fees. (a) Facility Fees.
(i)    The Borrower shall pay to the Administrative Agent for the account of the Lenders a facility fee in Dollars at the Facility Fee Rate accrued from and including the Effective Date to but not including the Termination Date on the daily average aggregate amount of the Commitments (whether used or unused).
(ii)    Such facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Such facility fees shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be

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repaid in their entirety). From the effective date of any termination or reduction of Commitments, such facility fees shall cease to accrue or be correspondingly reduced. If the Commitments are terminated in their entirety or reduced, facility fees accrued on the total Commitments, or accrued on the aggregate amount of the reduction of the Commitments (in the case of such a reduction), shall be payable on the effective date of such termination or reduction.
(b)    Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Letter of Credit Fee Rate for such day and (ii) to each Issuing Lender for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate as may be mutually agreed between the Borrower and such Issuing Lender from time to time. Such letter of credit fees shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments in their entirety (and, if later, the date the Letter of Credit Liabilities shall be reduced to zero); provided that the Borrower and an Issuing Lender may agree to alternate dates for payment of the letter of credit fronting fees for the account of such Issuing Lender. All letter of credit fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Fees. The Borrower agrees to pay to the Administrative Agent an annual fee (the “Administrative Fee”) in Dollars in an amount equal to the amount previously agreed to in writing by the Borrower and the Administrative Agent. Such Administrative Fee shall be payable quarterly in advance commencing on the date of this Agreement and on each successive quarterly anniversary of such date, so long as any Loan or Commitment is outstanding on such date; provided that if the Borrower shall terminate the Commitments in their entirety pursuant to Section 2.07(a) prior to the Termination Date, a pro rata portion of the Administrative Fee relating to the period from the Termination Date to the end of the applicable quarter shall be refundable.
(d)    Time of Payment. The Borrower shall make payment of each Lender’s facility and letter of credit fees and of the Administrative Agent’s Administrative Fee hereunder, not later than 12:00 noon (New York City time) on the date when due in Dollars and in immediately available funds, to the Administrative Agent. Upon receipt of any amount representing facility or letter of credit fees paid pursuant to this Section 2.06, the Administrative Agent shall pay such amount to the Lenders based upon their respective pro rata Shares.
Section 2.07.    Reductions in Commitments; Repayments and Payments.
(a)    Reductions of Total Commitment.
After the Effective Date, the Borrower shall have the right, upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, who will promptly notify the Lenders thereof, without premium or penalty, to permanently reduce or terminate the Total Commitment, in whole at any time or in part from time to time, in minimum aggregate amounts

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of $10,000,000 (unless the Total Commitment at such time is less than $10,000,000, in which case, in an amount equal to the Total Commitment at such time) and, if such reduction is greater than $10,000,000, in integral multiples of $5,000,000 in excess of such amount, provided that (i) any such reduction of the Total Commitment shall apply to the Commitment of each Lender in accordance with its pro rata Share of the aggregate of such reduction, (ii) any such reduction in the Total Commitment shall be permanent and (iii) after giving effect to any such reduction, the Total Commitment shall equal or exceed the Total Outstanding Amount.
(b)    Voluntary Prepayments.
Subject, in the case of any Term Benchmark Loan or RFR Loan, to Section 2.09(e), the Borrower shall have the right to prepay any Loan in whole at any time or in part from time to time without premium or penalty in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount or, if less, the outstanding principal amount of such Loan. The Borrower shall give notice (by telex or telecopier) (which shall be irrevocable) to the Administrative Agent and each Lender of each proposed prepayment hereunder, (x) with respect to Base Rate Loans, not later than 10:30 a.m. (New York City time) on the Business Day preceding the day of the proposed repayment, (y) with respect to Term Benchmark Loans, at least three U.S. Government Securities Business Days prior to the day of the proposed prepayment and (z) with respect to RFR Loans, at least five U.S. Government Securities Business Days prior to the day of the proposed prepayment, and in each case shall specify the proposed prepayment date (which shall be a Business Day), the aggregate principal amount of the proposed prepayment and which Loans are to be prepaid.
(c)    Interest on Principal Amounts Prepaid. All prepayments under this Section 2.07 shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and any other amounts payable pursuant to Section 2.09(e) of this Agreement.
(d)    Method and Place of Payment. All payments to be made by the Borrower on account of principal and interest on each Loan shall be made without setoff or counterclaim to the Administrative Agent, for the ratable account of each Lender, not later than 12:00 noon (New York City time) on the date when due and shall be made in Dollars and in same day funds. Whenever any payment with respect to any Loan shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided, however, that with respect to Term Benchmark Loans, if the next succeeding Business Day falls in another calendar month, such payments shall be made on the next preceding Business Day. The Administrative Agent shall remit to each Lender its pro rata Share of all such payments received in collected funds by the Administrative Agent for the account of such Lender in respect of which such payment is made.
(e)    Order of Payment. Upon the occurrence and during the continuance of an Event of Default, all payments made by the Borrower to the Administrative Agent (other than any fee or indemnification payments not specifically designated under the terms of this Agreement as being for the benefit of the Lenders) shall be applied by the Administrative Agent, on behalf of each Lender based on its pro rata Share, (i) first, to the payment of expenses referred to in Section

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9.02 hereof, (ii) second, to the payment of the fees referred to in Section 2.06 hereof, (iii) third, to the payment of accrued and unpaid interest on such Lender’s Base Rate Loans until all such accrued interest has been paid, (iv) fourth, to the payment of accrued and unpaid interest on such Lender’s Term Benchmark Loans and RFR Loans until all such accrued interest has been paid, (v) fifth, to the payment of the unpaid principal amount of such Lender’s Base Rate Loans, and (vi) sixth, to the payment of the unpaid principal amount of such Lender’s Term Benchmark Loans and RFR Loans.
Section 2.08.    Use of Proceeds. The proceeds of the Loans made or the Letters of Credit issued by the Lenders may be used for acquisitions, repurchases of capital stock of the Borrower, the funding of dividends payable to shareholders of the Borrower and for general corporate purposes of the Borrower.
Section 2.09.    Special Provisions Governing Term Benchmark Loans and RFR Loans. Notwithstanding any other provisions of this Agreement, the following provisions shall govern with respect to Term Benchmark Loans and RFR Loans as to the matters covered:
(a)    [Reserved].
(b)    Alternate Rate of Interest.
(i)    Subject to clauses (ii), (iii), (iv), (v) and (vi) of this Section 2.09(b), if:
(A)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(B)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.02 or a new Notice of Borrowing in accordance with the terms of Section 2.01(b), any Notice of Conversion/Continuation that requests

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the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.09(b)(i)(A) or (B) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.09(b)(i)(A) or (B) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.09(b)(i) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.02 or a new Notice of Borrowing in accordance with the terms of Section 2.01(b), (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of 2.09(b)(i)(A) or (B) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.09(b)(i)(A) or (B) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.
(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(iii)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark

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Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iv)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09(b).
(v)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(vi)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period

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or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.09(b), (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.
(c)    Required Termination and Prepayment. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Loans has become unlawful by, or would be inconsistent with, compliance by that Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall be an Affected Lender and it shall promptly give notice to the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender) of that determination. Subject to the prior withdrawal of a Notice of Borrowing or prepayment of the Loans of the Affected Lender as contemplated by the following Section 2.09(d) hereof, the obligation of the Affected Lender to make Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and the Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this Section 2.09(c) is made or earlier, when required by law, repay Loans of the Affected Lender together with all interest accrued thereon.
(d)    Options of the Borrower. In lieu of paying an Affected Lender such additional moneys as are required by Section 2.09(h) or 2.10 hereof or the prepayment of an Affected Lender required by Section 2.09(c), hereof but in no event in derogation of Section 2.09(e) hereof, the Borrower may exercise any one of the following options:
(i)    If the determination by an Affected Lender relates only to Loans then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower may by giving written notice to the Administrative Agent (who shall promptly give similar notice to each Lender) no later than the date immediately prior to the date on which such Loans are to be made, continued or converted withdraw as to the Affected Lender that Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; or
(ii)    Upon written notice to the Administrative Agent and each Lender, the Borrower may terminate the obligations of the Lenders to make Loans as, and to convert Loans into, Term Benchmark Loans or RFR Loans, as applicable, and in such event, the

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Borrower shall, prior to the time any payment pursuant to Section 2.09(c) hereof is required to be made or, if the provisions of Section 2.09(d) hereof are applicable, at the end of the then current Interest Period, convert all of such Loans into Base Rate Loans; or
(iii)    The Borrower may give written notice to the Affected Lender and the Administrative Agent (who shall promptly give similar notice to each Lender) and require the Affected Lender to make the Loan then being requested as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/Continuation as a Base Rate Loan or to convert its Term Benchmark Loan or RFR Loan, as applicable, then outstanding that is so affected into a Base Rate Loan at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to Section 2.09(c) hereof), that notice to pertain only to the Loans of the Affected Lender and to have no effect on the obligations of the other Lenders to make or maintain Term Benchmark Loans or RFR Loans, as applicable, or to convert Base Rate Loans into Term Benchmark Loans or RFR Loans, as applicable; or
(iv)    At its sole expense and effort, upon notice to such Affected Lender and the Administrative Agent, require such Affected Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.15), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.09(h) or 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment).
(e)    Compensation.
(i)    The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Term Benchmark Loans and any loss (other than loss of margins) sustained by that Lender in connection with the re-employment of such funds), which that Lender may sustain with respect to its Term Benchmark Loans if for any reason (other than a default or error by that Lender) (A) a borrowing of any Term Benchmark Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (B) any repayment or conversion of any of such Lender’s Term Benchmark Loans occurs on a date which is not the last day of the Interest Period applicable to that Term Benchmark Loan, (C) any repayment of any such Lender’s Term Benchmark Loans is not made on any date specified in a notice of repayment given by the Borrower, or (D) as a consequence of any other failure by the Borrower to repay such Lender’s Term Benchmark Loans when required by the terms of this Agreement.
(ii)    The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its

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RFR Loans and any loss (other than loss of margins) sustained by that Lender in connection with the re-employment of such funds), which that Lender may sustain with respect to its RFR Loans if for any reason (other than a default or error by that Lender) (A) a borrowing of any RFR Loan does not occur on a date specified therefor in a Notice of Borrowing, (B) any repayment of any such Lender’s RFR Loans is not made on any date specified in a notice of repayment given by the Borrower, or (C) as a consequence of any other failure by the Borrower to repay such Lender’s RFR Loans when required by the terms of this Agreement.
(f)    Affected Lender’s Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Lender under Section 2.09(c) hereof, it will, to the extent not inconsistent with such Lender’s internal policies, use reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Applicable Lending Office if as a result thereof the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to Section 2.09(c) hereof would cease to exist and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Applicable Lending Office would not otherwise materially adversely affect such Loans or such Lender. The Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing another Applicable Lending Office pursuant to this Section 2.09(f).
(g)    Booking of Loans. Each Loan shall be booked by the Lender making such Loan at, to, or for the account of, its Applicable Lending Office for such Loan.
(h)    Increased Costs. Except with respect to Taxes or Domestic Taxes imposed on or with respect to any payment made by the Borrower under this Agreement or any Note, which shall be governed by Section 2.14, if, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (whether or not proposed or published prior to the date hereof), or (y) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):
(i)    any Lender (or its Applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Loans or Letters of Credit or its obligation to make Loans or its obligations hereunder in respect of Letters of Credit or its deposits, reserves, other liabilities or capital attributable thereto; or
(ii)    any reserve (including, without limitation, any imposed by the Board), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Lender’s Applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Loans or Letters of Credit or its obligation to make Loans or its obligations hereunder in respect of Letters of

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Credit shall be imposed on any Lender or its Applicable Lending Office or the interbank market;
and as a result thereof there shall be any increase in the cost to that Lender of agreeing to make or making, funding or maintaining, continuing or converting Loans or of issuing or participating in any Letters of Credit (except to the extent such Lender is entitled to compensation therefor during the relevant Interest Period pursuant to Section 2.07(e)), or there shall be a reduction in the amount received or receivable by that Lender or its Applicable Lending Office or such Issuing Lender, then the Borrower shall from time to time, upon written notice from and demand by that Lender or Issuing Lender (which shall be promptly furnished upon the Lenders being made subject thereto) (with a copy of such notice and demand to the Administrative Agent), pay to the Administrative Agent for the account of that Lender or Issuing Lender, within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Lender or Issuing Lender against such increased cost. A certificate as to the basis for and calculation of the amount of such increased cost, submitted to the Borrower and the Administrative Agent by that Lender or Issuing Lender, shall, absent manifest error, be final, conclusive and binding for all purposes.
(i)    Certain Requirements. Notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted after the date hereof, regardless of the date enacted or adopted.
(j)    Term Benchmark Loans and RFR Loans After Default. After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Administrative Agent may, upon the request of the Required Lenders, prohibit Loans from being requested as, converted into or continued as Term Benchmark Loans or, to the extent applicable pursuant to Section 2.09(b)(ii), RFR Loans.
Section 2.10.    Capital Requirements. If while any portion of the Total Commitment is in effect or any Loans are outstanding, any Lender determines that the adoption of any law, treaty, rule, regulation, guideline or order regarding capital or liquidity adequacy or capital or liquidity maintenance or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender, with any request or directive regarding capital or liquidity adequacy or capital or liquidity maintenance (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of increasing the amount of capital or liquidity required to be maintained by such Lender or by any corporation controlling such Lender (including, without limitation, with respect to any Lender’s Commitment), then the Borrower shall from time to time, within 15 days of written notice and demand from such Lender (with a copy to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for the cost of such additional required capital or liquidity, to the extent

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such Lender determines such increase to be attributable to the existence, issuance or maintenance of such Loans, Letters of Credit, or obligations for the account of the Borrower. A certificate showing in reasonable detail the computations made in arriving at such cost, submitted to the Borrower and the Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.
Section 2.11.    Intentionally Omitted.
Section 2.12.    Letters of Credit. (a) Existing Letters of Credit. On the Effective Date, each Issuing Lender that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Existing Letter of Credit and the related Letter of Credit Liabilities to the extent of its Applicable Percentage. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof. An Existing Letter of Credit may contain a statement to the effect that such Existing Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided, however, that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Existing Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Existing Letter of Credit. The Existing Letters of Credit include certain Letters of Credit denominated in certain currencies other than Dollars. Notwithstanding the limitation in Section 2.12(b) that Letters of Credit issued pursuant to this Agreement shall be denominated solely in Dollars, such Existing Letters of Credit (and renewals and extensions thereof) may be maintained in the respective currencies in which they are currently denominated pursuant to procedures mutually satisfactory to the Borrower, the Issuing Lender and the Administrative Agent pursuant to which the Dollar equivalent thereof shall be determined from time to time and such Dollar equivalent shall be utilized for purposes of determining the rights and obligations of the Lenders hereunder with respect to such Existing Letters of Credit; provided that (i) in no event shall any Lender be required to make payment hereunder in any currency other than Dollars, (ii) in no event shall any change in the Dollar equivalent of any such Existing Letter of Credit cause the Total Outstanding Amount to exceed the Total Commitment and (iii) the foregoing shall not affect the obligation of the Borrower to reimburse the Issuing Lender for any drawing under any such Existing Letter of Credit in the currency in which such drawing was made.
(b)    Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit denominated in Dollars from time to time before the Termination Date upon the request of the Borrower; provided that, (i) immediately after each Letter of Credit is issued (A) the Total Outstanding Amount shall not exceed the Total Commitment, (B) the aggregate amount of the Letter of Credit Liabilities shall not exceed $100,000,000, (C) the stated amount of all outstanding Letters of Credit issued by an Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Commitment and (D) no Letter of Credit is for the benefit, directly or indirectly, of any Governmental Authority other than any Governmental Authority of the United States, or any state or other political subdivision thereof; provided that in any case no Letter of Credit may be used in connection with a military transaction. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender,

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and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities to the extent of its Applicable Percentage.
(c)    Method for Issuance; Terms; Extensions.
(i)    The Borrower shall give the Issuing Lender notice (with a copy to the Administrative Agent) at least three Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. If requested by the Issuing Lender, the Borrower shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)    The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02 be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested; provided, however, that any Issuing Lender may decline to issue any Letter of Credit at such Issuing Lender’s sole discretion (including, without limitation, if such Issuing Lender’s internal policies do not permit the issuance of a letter of credit for the purposes for which such Letter of Credit is being requested). No Issuing Lender shall be required to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Lender in good faith deems material to it. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Lender. Subject to the terms and conditions of this Agreement, each Lead Arranger shall act as an

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Issuing Lender on a pro rata basis based on its aggregate Commitment if no other Lender desires to act in such capacity with respect to a Notice of Issuance.
(iii)    The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. If any Letter of Credit contains a provision pursuant to which it is deemed to be extended, such Letter of Credit shall be extended in accordance with its terms unless (i) a notice of termination shall have been given by the applicable Issuing Lender by the date specified in such Letter of Credit as the date by which such notice is required to be given or (ii) the Borrower shall have provided such Issuing Lender notice of non-extension prior to the date specified in such Letter of Credit as the date by which such notice is required to be given. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (A) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender and (B) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the fifth Business Day prior to the Termination Date.
(d)    Payments; Reimbursement Obligations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall, within the time period stipulated by the terms and conditions of such Letter of Credit, examine the documents delivered with such notice of drawing and following such examination, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, which reimbursement may be made through the borrowing of a Base Rate Loan as set forth in Section 2.12(d)(ii). Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 a.m. (New York City time) on any date, on the next succeeding Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.
(ii)    If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Lender and remaining unpaid by the Borrower after the date and time required by Section 2.12(d)(i) (a “Reimbursement Obligation”) shall, if and to

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the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 noon (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Applicable Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address referred to in Section 9.07 in immediately available funds, not later than 2:00 p.m. (New York City time), on the date specified in such notice. The Administrative Agent shall promptly pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.
(iii)    To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Applicable Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 p.m. (New York City time) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.
(e)    Obligations Absolute. The obligations of the Borrower and each Lender under subsection (d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;
(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

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(iii)    the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);
(iv)    the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(v)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(vi)    payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;
(vii)    any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Article 7 or otherwise; or
(viii)    any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder;
provided, that this Section 2.12(e) shall not limit the rights of the Borrower or any Lender under Section 2.12(f)(ii).
(f)    Indemnification; Expenses.
(i)    The Borrower hereby indemnifies and holds harmless each Lender and the Administrative Agent and the officers, directors, employees, agents and advisors and affiliates of each of them from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.12; provided that the Borrower shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.
(ii)    Neither any Lender nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (e) above; provided that, notwithstanding Section 2.12(e), the Borrower shall have a claim for direct (but not consequential, special, indirect or punitive) damage suffered by it, to the extent finally determined by a court of competent

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jurisdiction to have been caused by (x) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit; provided further that each Lender shall have a claim for direct (but not consequential, special, indirect or punitive) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(iii)    Nothing in this subsection (f) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.
(g)    Stop Issuance Notice. If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.
(h)    Other Documentation. If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to or entered into by the Issuing Lender relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control; provided that, to the extent the Issuing Lender so agrees in such other documentation, its liabilities and responsibilities in connection with a Letter of Credit may be governed thereby rather than by subsection (f)(ii), but such agreement by the Issuing Lender may not directly or indirectly alter the rights and obligations of any other Lender under this Agreement.
(i)    Applicability of ISP and UCP. If so expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and

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(ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Letter of Credit.
(j)    Resignation as Issuing Lender. Notwithstanding anything to the contrary contained herein, any Issuing Lender may, upon 10 days’ notice to the Borrower and the Administrative Agent, resign as Issuing Lender. If an Issuing Lender resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Liabilities with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12(d)).
Section 2.13.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.06(a).
(b)    If any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:
(i)    the Letter of Credit Liabilities of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of each non-Defaulting Lender’s Loans plus its Letter of Credit Liabilities does not exceed such non-Defaulting Lender’s Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent or any Issuing Lender that has an outstanding Letter of Credit (x) first, either (A) procure the reduction or termination of the Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) or (B) cash collateralize for the benefit of the Issuing Lender(s) only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Liabilities are outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.06(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period and to the extent such Defaulting Lender’s Letter of Credit Liabilities are cash collateralized;
(iv)    to the extent that the Letter of Credit Liabilities of the Defaulting Lender are reallocated pursuant to clause (i) above, then the letter of credit fees payable to the

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Lenders pursuant to Section 2.06(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender(s) or any other Lender hereunder, all letter of credit fees payable under Section 2.06(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lender(s) until and to the extent that such Letter of Credit Liabilities are reallocated, reduced, terminated and/or cash collateralized;
provided that, subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(c)    So long as such Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, amend, extend or increase any Letter of Credit, unless the Defaulting Lender’s Letter of Credit Liabilities after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or reduced, terminated and/or cash collateralized in accordance with Section 2.13(b), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.13(b)(i) (and such Defaulting Lender shall not participate therein).
(d)    In the event that the Administrative Agent, the Borrower and the Issuing Lenders reasonably determine that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and upon such purchase such Lender shall cease to be a Defaulting Lender and any cash collateral posted for its Letter of Credit Liabilities shall be released; provided that there shall be no retroactive effect on fees which were not paid pursuant to Section 2.13(a) or which were reallocated pursuant to Section 2.13(b)(iv) and (v).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01, 2.12 or 8.04, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender under this Agreement for the benefit of the Administrative Agent or any Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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Section 2.14.    Taxes.
(a)    Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on or measured by its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (iii) taxes resulting from FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as its “Taxes”, and all such excluded taxes being hereinafter referred to as its “Domestic Taxes”). If the Borrower or the Administrative Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions, (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.07, the original or a certified copy of a receipt evidencing payment thereof.
(b)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).
(c)    The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) paid or payable by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Borrower shall not be obligated to indemnify any party hereunder pursuant to this Section for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party. In addition, the Borrower agrees to indemnify the Administrative Agent and each Lender for all Domestic Taxes and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for (i) Taxes or Other Taxes imposed by any jurisdiction other than the United States or (ii) Domestic Taxes of the Administrative Agent or such Lender, as the case may be. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor.

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(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(e), (f), (g) and (h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (and the Borrower has not elected to reimburse such cost or expense) or would materially prejudice the legal or commercial position of such Lender.
(e)    Without limiting the foregoing, at the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN-E, W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN-E, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income taxes or (ii) subject to a reduced rate of United States federal withholding tax, unless, in each case of clause (i) and (ii) of this Section 2.14(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such taxes. Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.14(a) and shall not be subject to indemnification pursuant to Section 2.14(c), unless the assignor of such Lender was entitled, at the time of such assignment, to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to Section 2.14(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States interest withholding tax while it is a party to this Agreement, United States withholding tax at such increased rate shall be considered excluded from “Taxes” as defined in Section 2.14(a).

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(f)    Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
(g)    If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.
(h)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(i)    For any period with respect to which a Lender organized under the laws of a jurisdiction outside the United States has failed to provide the Borrower with the appropriate form in accordance with Section 2.14(e) (unless such failure is excused by the terms of Section 2.14(e)), such Lender shall not be entitled to indemnification under Section 2.14(a) or 2.14(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(j)    Each Lender shall severally indemnify the Administrative Agent for any Taxes and Domestic Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and Domestic Taxes and without limiting the obligation, if any, of the Borrower to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.
(k)    Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or any Note.

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(l)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
Section 2.15.    Optional Increase in Commitments. Following the Effective Date, the Borrower may, if it so elects, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (an “Additional Lender”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each Issuing Lender, which consents will not be unreasonably withheld or delayed), or by agreeing with an existing Lender (an “Increasing Lender”) that such Lender’s Commitment shall be increased. Upon execution and delivery by the Borrower and such Increasing Lender or Additional Lender of an instrument in form reasonably satisfactory to the Administrative Agent, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increased Commitments and such opinions of internal counsel for the Borrower with respect to the increased Commitments as the Administrative Agent may request, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided, that:
(i)    the Borrower shall provide a written notice of such increase at least 15 Business Days prior to the Increase Effective Date (as defined below) to the Administrative Agent, who shall promptly notify the Lenders thereafter;
(ii)    the conditions set forth in Section 3.02(b) shall be satisfied both on and as of the date of such notice and on and as of the effective date of any increase in Commitments pursuant to this Section 2.15 (the “Increase Effective Date”);
(iii)    any such increase shall be in an amount of at least $20,000,000 and, if such increase is greater than $20,000,000, in integral multiples of $1,000,000 in excess of such amount; and
(iv)    immediately after such increase is made, the aggregate amount of the Commitments shall not exceed $1,300,000,000.

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On the Increase Effective Date, in the event that there are outstanding Loans, (i) each Additional Lender shall pay to the Administrative Agent an amount equal to its pro rata Share of the aggregate outstanding Loans (and funded participations, if any, in Letters of Credit) and (ii) each Increasing Lender shall pay to the Administrative Agent an amount equal to the increase in its pro rata Share of the aggregate outstanding Loans (and funded participations as above), in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the Additional Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (C) the participations of the Lenders in outstanding Letters of Credit shall be determined in accordance with their Commitments after giving effect to such increase. For the avoidance of doubt, no existing Lender shall have any obligation to participate in such increase except in its absolute and sole discretion.
ARTICLE 3
Conditions to Loans and Letters of Credit
Section 3.01.    Conditions to Initial Loans and Letters of Credit. The effectiveness of this Agreement is subject to satisfaction of each of the following conditions:
(a)    On or before the Effective Date, the Borrower shall have delivered to the Lenders (or to the Administrative Agent with sufficient copies, originally executed where appropriate, for each Lender) each, unless otherwise noted, dated the Effective Date:
(i)    Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to the Effective Date;
(ii)    Copies of its Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;
(iii)    Resolutions of its board of directors, directly or indirectly, approving and authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by the Borrower in connection herewith and, directly or indirectly, approving and authorizing the incurrence of the Loans and the issuances of the Letters of Credit, each certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;
(iv)    Signature and incumbency certificates with respect to the Persons executing this Agreement;
(v)    Executed copies of this Agreement; and

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(vi)    Such other documents as the Administrative Agent may reasonably request.
(b)    The Borrower shall have paid all fees and other amounts due and payable to the Agents and the Lenders on or before the Effective Date and for which invoices have been received by the Borrower reasonably in advance of the Effective Date.
(c)    The Administrative Agent shall have received an originally executed copy of the favorable written opinions of E. Robert Lupone, Esq., Executive Vice President and General Counsel of the Borrower and Jayne M. Donegan, Esq., Senior Executive Counsel of the Borrower, each dated as of the Effective Date and substantially in the form of Exhibits B and C annexed hereto; the Borrower hereby expressly instructs such counsel to prepare such opinion and deliver it to the Lenders for their benefit and such opinion shall contain a statement to that effect.
(d)    The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Davis Polk & Wardwell LLP, special counsel to the Agents, dated as of the Effective Date, substantially in the form of Exhibit D annexed hereto.
(e)    All outstanding principal amounts (if any), accrued interest and accrued fees under the Credit Agreement, dated as of October 18, 2019, as amended from time to time (the “2019 Credit Agreement”), among the Borrower, the lenders listed therein and JPMorgan Chase, as administrative agent, shall have been paid in full.
(f)    To the extent such documentation and information has been requested by the Lenders, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
The Administrative Agent shall promptly notify the Borrower, the Lenders and the Administrative Agent of the satisfaction of the conditions set forth in this Section 3.01, and such notice shall be conclusive and binding on all parties hereto. The Lenders party hereto, comprising the “Required Lenders” under the 2019 Credit Agreement, and the Borrower agree that, upon the effectiveness of this Agreement, all commitments under the 2019 Credit Agreement shall terminate in their entirety, automatically and without any requirement of notice to any party, all “Letters of Credit” issued thereunder and still outstanding (all of which are Existing Letters of Credit) shall be Letters of Credit hereunder and the obligations of the parties under the 2019 Credit Agreement shall terminate, except as provided in Section 9.08(b) of the 2019 Credit Agreement. Promptly thereafter, the notes issued by the borrowers under the 2019 Credit Agreement shall be returned by the lenders thereunder to the Borrower, marked “Cancelled”.
Section 3.02.    Conditions to All Loans and Letters of Credit. (i) The obligation of each Lender to make any Loans pursuant to a Notice of Borrowing is subject to prior or concurrent satisfaction or waiver by the Required Lenders and (ii) the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction or waiver by the Required Lenders, of the following further conditions precedent:

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(a)    With respect to any such Loan or Letter of Credit, the Administrative Agent shall have received, before the Funding Date thereof or date of issuance (or renewal or extension) of such Letter of Credit, (i) an originally executed Notice of Borrowing signed by any of the chief executive officer, the chief financial officer, the treasurer or any assistant treasurer of the Borrower or (ii) a Notice of Issuance as required by Section 2.12(c) (the furnishing by the Borrower of each such Notice of Borrowing or Notice of Issuance shall be deemed to constitute a representation and warranty of the Borrower that each of the conditions set forth in Section 3.02(b) hereof will be satisfied on the related Funding Date or date of issuance (or renewal or extension) of such Letter of Credit);
(b)    As of the Funding Date of such Loan or date of issuance (or renewal or extension) of such Letter of Credit:
(i)    With respect to such Loan or Letter of Credit, the representations and warranties contained herein shall be true, correct and complete in all material respects on and as of that Funding Date or date of issuance (or renewal or extension) of such Letter of Credit to the same extent as though made on and as of that date, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement, except that the representations and warranties set forth in Section 4.04 shall not apply (provided that if any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, such representation and warranty (as so qualified) shall be true and correct in all respects);
(ii)    No event shall have occurred and be continuing or would result from the consummation of the Loans or the issuance (or renewal or extension) of the Letter of Credit on such Funding Date or date of issuance (or renewal or extension) of such Letter of Credit and the use of the proceeds thereof which would constitute (a) an Event of Default or (b) a Potential Event of Default;
(iii)    The Borrower shall have performed in all material respects all agreements and satisfied in all material respects all conditions which this Agreement provides shall be performed by it on or before such Funding Date or date of issuance (or renewal or extension) of such Letter of Credit;
(iv)    No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain that Lender from making that Loan or issuing (or renewing or extending) that Letter of Credit; and
(v)    The making of the Loans or the issuance (or renewal or extension) of the Letter of Credit requested on such Funding Date or date of issuance (or renewal or extension) of such Letter of Credit shall not violate Regulation T, Regulation U or Regulation X or any other regulation of the Board or the Exchange Act.

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ARTICLE 4
Representations and Warranties
In order to induce the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower represents and warrants to each Lender as of the Effective Date that the following statements are true, correct and complete:
Section 4.01.    Organization, Powers and Good Standing. (a) Organization and Powers. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower has all requisite corporate power and authority (i) to own and operate its properties and to carry on its business as now conducted and proposed to be conducted, except where the lack of corporate power and authority would not have a Material Adverse Effect and (ii) to enter into this Agreement and to carry out the transactions contemplated hereby.
(b)    Good Standing. The Borrower is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing would not have a Material Adverse Effect.
Section 4.02.    Authorization of Borrowing, Etc. (a) Authorization of Borrowing. The execution, delivery and performance of this Agreement, and the borrowing of the Loans and the request for the issuance of each Letter of Credit, have been duly authorized by all necessary corporate action by the Borrower.
(b)    No Conflict. The execution, delivery and performance by the Borrower of this Agreement and any Notes and the borrowing of the Loans and the request for the issuance of each Letter of Credit do not and will not (i) violate any provision of law applicable to the Borrower or any of its Subsidiaries except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (ii) violate the Certificate of Incorporation or Bylaws of the Borrower or any of its Subsidiaries, (iii) violate any order, judgment or decree of any court or other Governmental Authority binding on the Borrower or any of its Subsidiaries, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except to the extent such conflict, breach or default would not reasonably be expected to result in a Material Adverse Effect, or (v) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Borrower or any of its Subsidiaries or (vi) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries other than such approvals and consents which (x) have been or will be obtained on or before the Effective Date or (y) the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.
(c)    Governmental Consents. The execution, delivery and performance by the Borrower of this Agreement and the issuance, delivery and performance by the Borrower of any Notes will not require on the part of the Borrower any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority other than any such

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registration, consent, approval, notice or other action which (i) has been duly made, given or taken or (ii) the failure to make, obtain, give or take would not reasonably be expected to result in a Material Adverse Effect.
(d)    Binding Obligation. This Agreement is and any Notes to be issued when executed and delivered and each Loan when made will be a legally valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
Section 4.03.    Financial Condition. The Borrower has delivered to the Lenders (i) the audited consolidated financial statements of the Borrower and its subsidiaries for the fiscal year ended January 1, 2022 and (ii) the unaudited consolidated financial statements of the Borrower and its subsidiaries for the six months ended July 2, 2022 (collectively, the “Financial Statements”). All such Financial Statements were prepared in accordance with generally accepted accounting principles except for the preparation of footnote disclosures for the unaudited statements. All such Financial Statements fairly present the consolidated financial position of the Borrower and its subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows of the Borrower and its subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments.
Section 4.04.    No Material Adverse Change. Since January 1, 2022, there has been no change in the business, operations, properties, assets or financial condition of the Borrower or any of its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to the Borrower and its Subsidiaries, taken as a whole.
Section 4.05.    Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022 and in the Financial Statements delivered to the Lenders pursuant to Section 4.03 hereof, there is no action, suit, proceeding, governmental investigation (including, without limitation, any of the foregoing relating to laws, rules and regulations relating to the protection of the environment, health and safety) of which the Borrower has knowledge or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, domestic or foreign, pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries which is probable of being successful and which would have a Material Adverse Effect.
Section 4.06.    Payment of Taxes. Except to the extent permitted by Section 5.03, all taxes, assessments, fees and other governmental charges upon the Borrower and each of its Subsidiaries and upon their respective properties, assets, income and franchises which are material to the Borrower and its Subsidiaries, taken as a whole, and were due and payable, have been paid.

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Section 4.07.    Governmental Regulation. (a) Neither the Borrower nor any of its Subsidiaries is subject to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by this Agreement.
(b)    Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.08.    Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
Section 4.09.    ERISA Compliance. (a) The Borrower and its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans and all Multiemployer Plans, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, as the case may be, which has resulted or would reasonably be expected to result in any liability to the PBGC (or any successor thereto) or to any other Person under Section 4062, 4063, or 4064 of ERISA, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    Neither the Borrower nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under Part E of Title IV of ERISA to any Multiemployer Plan except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(d)    The sum of the amount of unfunded benefit liabilities under all Pension Plans (excluding each Pension Plan with an amount of unfunded benefit liabilities of zero or less) which are required by ERISA to be funded in the current fiscal year could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(e)    Neither the Borrower nor any of its ERISA Affiliates has failed to satisfy the minimum funding standard (whether or not waived) with respect to any Pension Plan except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(f)    Neither the Borrower nor any of its ERISA Affiliates has or reasonably expects to become subject to a lien in favor of any Pension Plan under Section 303(k) of ERISA except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
As used in this Section 4.09, the term “amount of unfunded benefit liabilities” has the meaning specified in Section 4001(a)(18) of ERISA, and the term “minimum funding standard” has the meaning specified in Section 302 of ERISA and Section 412 of the Code.

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Section 4.10.    Certain Fees. No broker’s or finder’s fee or commission will be payable by the Borrower with respect to the offer, issuance and sale of any Note or the borrowing of any Loan or the execution, delivery and performance of this Agreement.
Section 4.11.    Subsidiaries. Each of the Borrower’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to be in good standing or the failure to have such licenses, authorizations, consents or approvals would not reasonably be expected to result in a Material Adverse Effect.
Section 4.12.    Economic Sanctions and Anti-Corruption Matters. The Borrower has implemented and will maintain in effect and use reasonable efforts to enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its directors and officers, its Subsidiaries and their respective directors, executive officers and, to the knowledge of the Borrower, its and their respective employees, agents and Affiliates, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary of the Borrower, or any director, officer or employee of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any agent or Affiliate of the Borrower or any of its Subsidiaries (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction. Neither the Borrower nor any Subsidiary of the Borrower will, directly or, to the knowledge of the Borrower indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any Loan to any subsidiary, joint venture partner, or other Person, (a) to fund payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing, in violation of applicable Anti-Corruption Laws, (b) to fund any activity or business in, of or with, any Designated Jurisdiction or to fund any activity or business of or with any Person located, organized or residing in any Designated Jurisdiction or who, at the time of such funding, is the subject of any Sanctions to the extent that any such activity or business, or the funding of any such activity or business, would be prohibited for a Person required to comply with Sanctions or in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 4.13.    EEA Financial Institution. The Borrower is not an EEA Financial Institution.
ARTICLE 5
Affirmative Covenants
The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect or there is any Total Outstanding Amount, unless Required Lenders shall otherwise give prior written consent, it shall perform all covenants in this Article 5:

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Section 5.01.    Financial Statements and Other Reports. The Borrower will maintain, and cause each of its subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP in effect from time to time. The Borrower will deliver to the Lenders (except to the extent otherwise expressly provided below in Section 5.01(b)):
(a)     (i)     as soon as practicable and in any event within 45 days after the end of each fiscal quarter ending after the Effective Date in the Borrower’s fiscal year the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such period, and the related consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries in each case certified by the chief financial officer or controller of the Borrower that they fairly present the financial condition of the Borrower and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows, subject to changes resulting from audit and normal year-end adjustments, based on their respective normal accounting procedures applied on a consistent basis (except as noted therein);
(ii)     as soon as practicable and in any event within 90 days after the end of each fiscal year the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for such fiscal year, accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Borrower which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Borrower and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as noted in such report) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(b)     (i)     together with each delivery of financial statements of the Borrower and its consolidated subsidiaries pursuant to subdivisions (a)(i) and (a)(ii) above, (A) an Officer’s Certificate of the Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP during and at the end of such accounting periods) with the restrictions contained in Section 6.03 and, in addition, a written statement of the chief accounting officer, chief financial officer, any vice president or the treasurer or any assistant treasurer of the Borrower describing in

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reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to the Borrower’s compliance with Section 6.03 hereof;
(ii)    promptly upon their becoming available but only to the extent requested by a Lender, copies of all publicly available financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments in the business of the Borrower and its Subsidiaries;
(iii)    promptly upon the chairman of the board, the chief executive officer, the president, the chief accounting officer, the chief financial officer, the treasurer or the general counsel of the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.02, or (C) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole (other than any change which has been publicly disclosed), an Officer’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto; and
(iv)    with reasonable promptness, (x) such other information and data with respect to the Borrower or any of its subsidiaries as from time to time may be reasonably requested by any Lender and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
Information required to be delivered pursuant to Sections 5.01(a) and 5.01(b)(ii) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at https://www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(b) and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a) and 5.01(b)(ii) to any Lender which requests such delivery. The information required to be delivered pursuant to Section 5.01(b) may be delivered electronically to the Administrative Agent.

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Section 5.02.    Conduct of Business and Corporate Existence.
(a)    Except as permitted by Section 6.01, the Borrower will at all times preserve and keep in full force and effect its corporate existence.
(b)    Except as permitted by Section 6.01, the Borrower will at all times preserve and keep in full force and effect, and will cause each of its Subsidiaries to preserve and keep in full force and effect their respective rights and franchises of the business, except to the extent any such failure would not reasonably be expected to result in a Material Adverse Effect.
Section 5.03.    Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property when due which are material to the Borrower and its Subsidiaries, taken as a whole, provided that no such amount need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor.
Section 5.04.    Maintenance of Properties; Insurance. The Borrower will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs and renewals thereto and replacements thereof, except to the extent the failure to so maintain, repair, renew or replace would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business and the material properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations and to the extent reasonably prudent may self-insure.
Section 5.05.    Inspection. The Borrower shall permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that any confidential information so obtained by any Lender shall remain confidential except where disclosure is mandated by applicable laws or such information otherwise becomes public other than by a breach by such Lender of this Section 5.05; provided further that this Section shall not prohibit any Lender from disclosing to any Agent (or any Agent from disclosing to any Lender) any Event of Default or Potential Event of Default.
Section 5.06.    Compliance with Laws. The Borrower and its Subsidiaries shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules and regulations relating

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to the disposal of hazardous wastes and asbestos in the environment and ERISA), noncompliance with which would have a Material Adverse Effect.
ARTICLE 6
Negative Covenants
The Borrower covenants and agrees that, so long as any of the Commitments shall be in effect or there is any Total Outstanding Amount, unless the Required Lenders shall otherwise give prior written consent, it will perform all covenants in this Article 6:
Section 6.01.    Merger. The Borrower may not consolidate with, merge with or into or sell, lease or otherwise transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless:
(a)    the Borrower shall be the continuing Person, or the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or to which the properties and assets of the Borrower are sold, leased or transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall (A) expressly assume, by an agreement, executed and delivered to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, all of the obligations of the Borrower under this Agreement and the Notes and (B) deliver to the Administrative Agent, to the extent such documentation and information has been requested by any Lender, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
(b)    immediately before and immediately after giving effect to such transaction, no Event of Default and no Potential Event of Default shall have occurred and be continuing; and
(c)    the Borrower shall deliver to the Lenders an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with Section 6.03) and an opinion of counsel, each stating that such consolidation, merger, sale, lease or transfer and such agreement comply with this Section 6.01 and that all conditions precedent herein provided for relating to such transaction have been complied with.
Section 6.02.    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) (other than Margin Stock) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(i)    Liens in existence on the date hereof and modifications, extensions, renewals, replacements or refinancings thereof, provided that such Liens are not extended to cover any other property, assets or revenues;
(ii)    Permitted Encumbrances;

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(iii)    Liens on accounts receivable sold with recourse;
(iv)    Liens incurred in connection with the acquisition or capital improvement of property, plant or equipment by the Borrower or any of its Subsidiaries, provided that the principal amount of the indebtedness so secured shall not exceed in any case 100% of the cost to the Borrower or such Subsidiary of the property, plant or equipment acquired and provided, further, that each such Lien shall cover only the property, plant or equipment acquired or improved and the proceeds thereof, substitutions therefor and replacements thereof;
(v)    Liens existing upon any property of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Borrower or its Subsidiaries, at the time of such merger, consolidation or acquisition; provided that such mortgage, pledge or other lien does not extend to any other property or assets, other than improvements to the property subject to such Lien; and
(vi)    Liens (other than Liens permitted by clauses (i)-(v) above) securing obligations of the Borrower and its Subsidiaries (including Indebtedness) not in excess of an amount equal to the Pooled Basket Amount less the amount of unsecured Indebtedness of Subsidiaries permitted only pursuant to Section 6.05(a)(iii).
Nothing in this Section 6.02 shall prohibit the sale, assignment, transfer, conveyance or other disposition of any Margin Stock owned by the Borrower or any of its Subsidiaries at its fair value, or the creation, incurrence, assumption or existence of any Lien on or with respect to any Margin Stock.
Section 6.03.    Financial Covenant. The Borrower will not at any time permit Consolidated Indebtedness of Textron Manufacturing to exceed an amount equal to 65% of Consolidated Capitalization.
Section 6.04.    Use of Proceeds. Notwithstanding any provisions of this Agreement to the contrary, no portion of the proceeds of any borrowing or the Letters of Credit issued under this Agreement shall be used by the Borrower in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.
Section 6.05.    Subsidiary Indebtedness.
(a)    The Borrower will not permit any of its Subsidiaries, other than Finance Companies, to incur or be liable in respect of any Indebtedness, other than:
(i)    Indebtedness owing to the Borrower or another Subsidiary;
(ii)    Indebtedness secured by a Lien permitted by Section 6.02; and

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(iii)    Unsecured Indebtedness not in excess of an amount equal to the Pooled Basket Amount less the amount of Indebtedness of the Borrower secured by Liens permitted only pursuant to Section 6.02(vi).
(b)    The Borrower will not permit the Finance Company Leverage Ratio at any time to exceed 9 to 1.
ARTICLE 7
Events of Default
If any of the following conditions or events (“Events of Default”) shall occur and be continuing:
Section 7.01.    Failure to Make Payments When Due. Failure to pay any installment of principal of any Loan or any reimbursement obligation in respect of any drawing under a Letter of Credit when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on any Loan or any other amount due under this Agreement when due and such default shall continue for 5 days; or
Section 7.02.    Default in Other Agreements. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than Indebtedness referred to in Section 7.01) in an individual principal amount of $100,000,000 or more or items of Indebtedness with an aggregate principal amount of $100,000,000 or more beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder or any grace period after the maturity thereof, or (ii) breach or default of the Borrower or any of its Subsidiaries (other than a default arising under any restrictive provision relating to any sale, pledge or other disposition of Margin Stock contained in a lending agreement to which any Lender or Affiliate thereof is a party) with respect to any other term of (x) any evidence of any Indebtedness in an individual principal amount of $100,000,000 or more or items of Indebtedness with an aggregate principal amount of $100,000,000 or more or (y) any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach shall continue for more than the period of grace, if any, specified therein and shall not at the time of acceleration hereunder be cured or waived; or
Section 7.03.    Breach of Certain Covenants. Failure of the Borrower to perform or comply with any term or condition contained in (i) Section 5.02, 6.01, 6.03 or 6.04 of this Agreement or (ii) Section 6.05(b) of this Agreement, and in the case of clause (ii) only, such failure to perform or comply shall continue unremedied or waived for five Business Days; or
Section 7.04.    Breach of Warranty. Any representation or warranty made by the Borrower in this Agreement or in any statement or certificate at any time given by such Person in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or
Section 7.05.    Other Defaults under Agreement. The Borrower shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in Section 7.01, 7.03 or 7.04 and such default shall not have been remedied or

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waived within 30 days after receipt of notice from the Administrative Agent or any Lender of such default; or
Section 7.06.    Involuntary Bankruptcy; Appointment of Receiver, etc. (a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (b) an involuntary case is commenced against the Borrower or any of its Restricted Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Restricted Subsidiaries for all or a substantial part of the property of the Borrower or any of its Restricted Subsidiaries is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Borrower or any of its Restricted Subsidiaries, and the continuance of any such events in subpart (b) for 60 days unless dismissed, bonded or discharged; or
Section 7.07.    Voluntary Bankruptcy; Appointment of Receiver, etc. The Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Borrower or any of its Restricted Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of the Borrower or any of its Restricted Subsidiaries, or the admission by the Borrower or any of its Restricted Subsidiaries in writing of its inability to pay its debts as such debts become due; or the board of directors of the Borrower or any Restricted Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or
Section 7.08.    Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving individually or in the aggregate an amount in excess of $100,000,000 shall be entered or filed against the Borrower or any Restricted Subsidiary or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed, as the case may be, for a period of 30 days or in any event later than five days prior to the date of any proposed sale thereunder; or
Section 7.09.    Dissolution. Any order, judgment or decree shall be entered against the Borrower or any of its Restricted Subsidiaries decreeing the dissolution or split up of the Borrower or that Restricted Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

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Section 7.10.    ERISA Title IV Liabilities. (a) The Borrower or any of its ERISA Affiliates shall terminate or experience the termination of (by action of the PBGC or any successor thereto) any Pension Plan, or shall experience the appointment of or the institution of proceedings to appoint a trustee to administer any Pension Plan, or shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date thereof or any subsequent date the sum of the Borrower’s and each ERISA Affiliate’s liabilities to the PBGC or any other Person under Sections 4062, 4063 and/or 4064 of ERISA (calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with the above described events could reasonably be expected to result in a Material Adverse Effect; or
(b)    The Borrower or any of its ERISA Affiliates shall withdraw from any Multiemployer Plan and the aggregate amount of withdrawal liability (determined pursuant to Sections 4201 et seq. of ERISA) to which the Borrower and/or its ERISA Affiliates become obligated to all such Multiemployer Plans could reasonably be expected to result in a Material Adverse Effect; or
Section 7.11.    Change of Control. A Change of Control shall occur;
THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.06 or 7.07, the unpaid principal amount of and accrued interest on all the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the Commitments and the obligation of each Lender to make any Loans hereunder and the obligation of each Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Required Lenders may, by written notice to the Borrower, (A) terminate the Commitments and the obligation of each Lender to make any Loans hereunder and the obligation of each Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate and/or (B) declare the unpaid principal amount of and accrued interest on all the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit to be, and the same shall forthwith become, immediately due and payable. Nevertheless, if at any time within 60 days after acceleration of the maturity of the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit, the Borrower shall pay all arrears of interest and all payments on account of the principal or any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all other fees and expenses then owed hereunder and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Loans and any outstanding reimbursement obligation in respect of any drawing under a Letter of Credit, in each case due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.05, then the Required Lenders by written notice to the Borrower may (in their sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any termination of the Commitments or any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

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Section 7.12.    Cash Cover. The Borrower agrees, in addition to the provisions in Article 7, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Lenders having more than 50% of the Letter of Credit Liabilities, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent for the benefit of the Lenders and the Issuing Lenders) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 7.06 or 7.07 with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.
ARTICLE 8
Agents
Section 8.01.    Appointment. (a) Each of the Lenders hereby appoints and authorizes the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to act hereunder and under the other instruments and agreements referred to herein as its agent hereunder and thereunder. Each Agent agrees to act as such upon the express conditions contained in this Article 8. The provisions of this Article 8 are solely for the benefit of the Agents, and the Borrower shall not have any rights as a third party beneficiary of or any obligations under any of the provisions hereof other than Sections 8.05 and 8.06. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    In case of the pendency of any proceeding with respect to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all reimbursement obligations, that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.05, 2.06, 2.14, 9.02, 9.03 and 9.10) allowed in such judicial proceeding; and
(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Sections 9.02 and 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.
Section 8.02.    Powers; General Immunity; Duties Specified. (a) Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein as are specifically delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agents shall have only those duties and responsibilities which are expressly specified in this Agreement and each may perform such duties by or through its agents or employees. The duties of the Agents shall be mechanical and administrative in nature; and no Agent shall have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender or its Affiliates, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein. Each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.
(b)    No Responsibility for Certain Matters. (i) No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan or any Letter of Credit, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to any Lender or by or on behalf of the Borrower to such Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the Letters of Credit, or of the existence or possible existence of any Event of Default or Potential Event of Default.
(ii)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01(b)(iii) unless and until written notice thereof stating that it is a “notice under Section 5.01(b)(iii)” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower or (ii) notice of any default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire

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into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(iii)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.15, (ii) may rely on the Register to the extent set forth in Section 9.15, (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, an electronic message, Internet or intranet website posting or other distribution) and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.
(c)    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees or agents shall be responsible or liable to any Lender for any action taken or omitted hereunder or under the Notes or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. If an Agent shall request instructions from any Lender with respect to any act or action (including the failure to take an action) in connection with this Agreement, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders. Without prejudice to the generality of the foregoing, (i) the Agents shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result

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of such Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein or therein in accordance with the instructions of the Required Lenders. The Agents shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein or therein unless and until it has obtained the instructions of the Required Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith reasonably believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its respective individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each of JPMorgan Chase, Bank of America, N.A., Citibank, N.A. and MUFG Bank, Ltd. shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Agents in their respective individual capacity. Each of JPMorgan Chase, Bank of America, N.A., Citibank, N.A. and MUFG Bank, Ltd. and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate or Subsidiary of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any such Affiliate or Subsidiary for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
(e)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment

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that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 8.03.    Representations and Warranties; No Responsibility for Appraisal of Creditworthiness. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Borrower. No Agent shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any Lender or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of the Loan or the issuance of the Letter of Credit or any time or times thereafter, and no Agent shall further have any responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders.
Section 8.04.    Right to Indemnity. Each Lender severally in accordance with its Applicable Percentage agrees to indemnify each Agent and each Issuing Lender and the officers, directors, employees, agents and advisors and affiliates of each of them to the extent such Agent or Issuing Lender shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Issuing Lender in performing its duties hereunder or under the Notes or any Letter of Credit or in any way relating to or arising out of this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent’s gross negligence or willful misconduct; provided further that nothing in this Section 8.04 shall affect any right that a Lender may have against an Issuing Lender under Section 2.12(f)(ii). If any indemnity furnished to an Agent or Issuing Lender for any purpose shall, in the opinion of such Agent or Issuing Lender, be insufficient or become impaired, such Agent or Issuing Lender may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
Section 8.05.    Resignation by or Removal of the Agents. (a) Any Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below. In addition, in the event the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed by the Borrower, with the consent of the Required Lenders.
(b)    Upon any such notice of resignation or upon any such removal, the Required Lenders shall appoint a successor Agent who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least $500 million.
(c)    In the case of resignation of an Agent, if a successor Agent shall not have been so appointed within said 30 day period, the resigning Agent, with the consent of the Borrower, shall

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then appoint a successor Agent who shall serve in the same capacity as the resigning Agent until such time, if any, as the Required Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.
Section 8.06.    Successor Agents. (a) Any Agent may resign at any time as provided in Section 8.05 hereof. Upon any such notice of resignation, the Required Lenders shall have the right, upon five days’ notice to the Borrower and subject to Section 8.05 hereof, to appoint a successor Agent. Upon the acceptance of any appointment by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent under this Agreement. After any retiring Agent’s resignation hereunder as an Agent the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the retiring Administrative Agent, on behalf of the Lenders and the Issuing Lenders, may appoint a successor Administrative Agent, subject to the prior written approval of the Borrower and such successor, which successor Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank, and such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. If no successor is appointed by the Administrative Agent in such notice, the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Sections 9.02, 9.03 and 9.10, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.07.    Other Agents. Nothing in this Agreement shall impose upon any Agent other than the Administrative Agent any duty or liability whatsoever in its capacity as an Agent, but all such persons shall have the benefit of the indemnities provided for hereunder.
Section 8.08.    Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™,

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DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes

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of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.09.    Acknowledgements of Lenders and Issuing Lenders. (a) Each Lender represents that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing, (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

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(c)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.09(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.
(iv)    Each party’s obligations under this Section 8.09(c)shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or

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obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 8.10.    Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative

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Agent or any Lead Arranger, any Syndication Agent or any Documentation Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Administrative Agent, and each Lead Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees breakage or other early termination fees or fees similar to the foregoing.
ARTICLE 9
Miscellaneous
Section 9.01.    Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders, except as permitted by Section 6.01.
(b)    Any Lender may make, carry or transfer Loans or Letter of Credit Liabilities at the time owing to it at, to or for the account of, any of its branch offices or the offices of an Affiliate of such Lender, provided that doing so shall not cause the Borrower to incur any additional costs hereunder at the time of such transfer.
(c)    Any Lender may assign its rights and delegate its obligations under this Agreement and further may sell participations in all or any part of any Loan or Loans made by it or its Commitment or Letter of Credit Liabilities at the time owing to it or any other interest herein to another bank or other entity; provided that (i) in the case of an assignment, such Lender shall (A) give to the Borrower and the Administrative Agent prior notice thereof (and the Administrative Agent shall promptly notify each Issuing Lender thereof), and, in the case of any assignment, the Borrower, the Issuing Lenders and the Administrative Agent shall, except as set forth in the last sentence of this Section 9.01(c), have consented thereto (each such consent not to be unreasonably withheld or delayed) and (B) comply with Section 9.01(e) hereof and thereupon, the assignee (the “Purchasing Lender”) shall have, to the extent of such assignment (unless otherwise provided thereby), the rights and benefits described in Section 9.01(e) hereof, and (ii)

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in the case of a participation, except as set forth below, (A) the participant shall not have any rights under this Agreement or any other document delivered in connection herewith (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto); provided that a participation agreement may provide that a Lender will not agree to any modification, amendment or waiver of any provision in this Agreement described in subclause (A), (C), or (E) of Section 9.05(a)(ii) without the consent of the participant and (B) all amounts payable by the Borrower under Sections 2.09(e) and 2.09(h) hereof shall be determined as if the Lender had not sold such participation. Except with respect to interest rate, principal amount of any Loan, fees, scheduled dates for payment of principal or interest or fees, scheduled termination of commitments and commitment amounts, a Lender will not in any such participation agreement restrict its ability to make any modification, amendment or waiver to this Agreement without the consent of the participant. Any Lender may furnish any information concerning the Borrower in possession of such Lender from time to time to Affiliates of such Lender and to assignees and participants (including prospective assignees and participants), provided, however, that (i) except when such information is furnished to an Affiliate, the furnishing Lender shall give the Borrower prior notice of any furnishing of non-public information, (ii) the recipient shall agree to the terms of this Section 9.01 hereof and (iii) the furnishing of such information (and the nature, manner and extent thereof) by any Lender to its Affiliates and such assignees and participants shall be further governed by the relevant agreement, assignment or participation agreement relating to such arrangement, assignment or participation, as the case may be. Notwithstanding anything to the contrary in the foregoing, (A) any Lender may, without the consent of the Borrower or the Administrative Agent, assign any of its rights and interests in Loans hereunder to (x) a federal reserve bank, (y) another Lender (other than a Defaulting Lender) or (z) any Affiliate of such Lender; (B) no consent of the Borrower to an assignment shall be required if at the time an Event of Default exists; (C) the Borrower shall be deemed to have consented to any assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within fifteen Business Days after having received notice thereof, and (D) no assignment may be made to (x) the Borrower or any of its Affiliates or (y) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(d)    Except pursuant to an assignment permitted by this Agreement but only to the extent set forth in such assignment, no Lender shall, as between the Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, transfer or negotiation of, or granting of participations in, all or any part of the Loans or Commitment of or Letter of Credit Liabilities at the time owing to that Lender or other obligations owed to such Lender.
(e)    Subject to Section 9.01(c), any Lender may at any time assign to one or more Lenders or other financial institutions all, or a proportionate part of all, of its rights and obligations under this Agreement, provided that (i) the minimum amount of such assignment shall be equivalent to (A) if the Purchasing Lender is not a Lender hereunder, $10,000,000 or the aggregate amount of the assigning Lender’s Commitment, whichever is less and (B) if the Purchasing Lender is a Lender hereunder, $5,000,000 or the aggregate amount of the assigning Lender’s Commitment, whichever is less and (ii) after giving effect to such assignment, the Commitment of the assigning Lender is equivalent to not less than $10,000,000, unless such assigning Lender shall have assigned all of its rights and obligations under this Agreement. Any assignment made pursuant to Section 9.01(c) hereof shall be made pursuant to an Assignment

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and Assumption Agreement, substantially in the form of Exhibit G annexed hereto, executed by the Purchasing Lender, the transferor Lender, the Borrower and the Administrative Agent. Upon (i) such execution of such Assignment and Assumption Agreement, (ii) delivery of an executed copy thereof to the Borrower, (iii) payment by such Purchasing Lender to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Purchasing Lender, and (iv) payment by such Purchasing Lender or transferor Lender (as they shall mutually agree) to the Administrative Agent of a non-refundable fee of $3,500 to cover administrative and other expenses which may be incurred in connection with such assignment, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have the rights (including without limitation the benefits of Sections 2.09 and 2.10) and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and thereto with the pro rata Share of the applicable Commitment set forth in such Assignment and Assumption Agreement, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of pro rata Shares arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Loans. Upon the consummation of any transfer to a Purchasing Lender pursuant to this paragraph (e), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, a replacement Note is issued to such transferor Lender and a new Note or, as appropriate, a replacement Note, if requested, issued to such Purchasing Lender, in each case in principal amounts reflecting their pro rata Shares or, as appropriate, their outstanding Loans, as adjusted pursuant to such Assignment and Assumption Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the Borrower nor any of its Affiliates nor any Defaulting Lender may be a Purchasing Lender.
(f)    Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 9.02.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to promptly pay (a) all the actual and reasonable out of pocket costs and expenses of the Agents in connection with the negotiation, preparation and execution of this Agreement; (b) the reasonable fees, expenses and disbursements of Davis, Polk & Wardwell LLP, special counsel to the Agents, in connection with the negotiation, preparation, execution and administration of this Agreement, the Loans and any amendments and waivers

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hereto or thereto; and (c) all costs and expenses (including attorneys’ fees, expenses and disbursements, and costs of settlement) incurred by the Lenders (including any Issuing Lender) in enforcing any obligations of or in collecting any payments due from the Borrower hereunder by reason of the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or otherwise.
Section 9.03.    Indemnity; Limitation of Liability.Indemnity. In addition to the payment of expenses pursuant to Section 9.02 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold each Agent and each Lender (including any Issuing Lender) and the officers, directors, employees, agents, advisors and affiliates of each of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any Letter of Credit, the Lenders’ agreement to make the Loans or the use or intended use of the proceeds of any of the Loans or Letters of Credit hereunder (the “indemnified liabilities”); provided that, the Borrower shall have no obligation to any Indemnitee hereunder to the extent that such indemnified liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.
(b)    Limitation of Liability. To the extent permitted by applicable law, no party hereto shall assert any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
Section 9.04.    Setoff. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other

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Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Agreement. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.
Section 9.05.    Amendments and Waivers.
(a)    Subject to Section 2.09(b) and Section 9.05(b) below, no amendment, modification, termination or waiver of any provision of this Agreement or any Note or Letter of Credit or consent to any departure by the Borrower therefrom shall in any event be effective without the written concurrence of the Required Lenders; provided that (i) any amendment, modification, termination or waiver (A) of any provision that expressly requires the approval or concurrence of all Lenders, (B) of any provision that affects the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (C) of any of the provisions contained in Section 7.01 hereof and this Section 9.05 or (D) of Section 2.07(e) or Section 9.04 (as it relates to the sharing of payments) in a manner that would alter the pro rata sharing of payments required thereby, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders, and (ii) any amendment, modification, termination or waiver (A) of any provision that increases the principal amount of the Commitments or the Loans, changes a Lender’s pro rata Share, affects the definition of “Termination Date” or postpones (except as expressly provided in Section 2.12) the expiry date of any Letter of Credit, (B) that permits an extension of the Commitment of any Lender pursuant to Section 2.01(d)(ii) without the approval of such Lender, (C) that decreases the amount or changes the due date of any amount payable in respect of the fees payable hereunder, (D) of any of the provisions contained in Section 2.09 hereof or (E) that decreases the principal of or interest rates borne by the Loans or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon, or postpones the payment of principal or interest due on the Loans or for reimbursement in respect of any Letter of Credit, shall be effective only if evidenced by a writing signed by or on behalf of each Lender affected thereby; provided that no consent of any Defaulting Lender shall be required pursuant to clause (i) above as to any modification that does not adversely affect such Defaulting Lender in a non-ratable manner. No amendment, modification, termination or waiver of any provision of Article 8 hereof or any of the rights, duties, indemnities or obligations of any Agent, as agent shall be effective without the written concurrence of such Agent. No amendment, modification, termination or waiver of any provision of Section 2.12 shall be effective without the written concurrence of the Administrative Agent and the Issuing Lenders.
(b)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, typographical error or other ministerial defect in any provision of this

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Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, typographical error or other ministerial defect, and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days after the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
(c)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.05 shall be binding upon each present or future Lender and, if signed by the Borrower, on the Borrower.
Section 9.06.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.
Section 9.07.    Notices. Unless otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of electronic mail, telecopy or telex or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received by the Administrative Agent. Notices and other communications to the Borrower, the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.07) shall be: (a) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of the Administrative Agent, at its address, facsimile number or telex number in New York City set forth on the signature pages hereof, (c) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (d) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

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Section 9.08.    Survival of Warranties and Certain Agreements. (a) All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuances of the Letters of Credit hereunder.
(b)    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.09(e), 2.09(h), 2.14, 9.02 and 9.03 and the agreements of Lenders set forth in Sections 8.02(c), 8.04, 9.04 and 9.05 shall survive the payment of the Loans, the reduction of the Letter of Credit Liabilities to zero and the termination of this Agreement.
Section 9.09.    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.
Section 9.10.    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or the Loans or Letters of Credit shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Loans or the Letters of Credit are cumulative to and not exclusive of any rights or remedies otherwise available.
Section 9.11.    Severability. In case any provision in or obligation under this Agreement or Loan shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations thereof, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 9.12.    Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 9.13.    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
Section 9.14.    Applicable Law, Consent to Jurisdiction, Limitation of Liability.

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(a)    THIS AGREEMENT, THE NOTES AND THE LOANS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
(b)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    Nothing in this Agreement or any other Loan Document shall (i) affect any right that any Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a) or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(d)    No Indemnitee shall be liable for any damages to the Borrower arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such person is found in a final ruling by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
Section 9.15.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and

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conditions hereof. The Borrower’s rights hereunder may not be assigned without the written consent of all the Lenders except pursuant to a merger, consolidation or sale, lease or transfer of assets permitted by Section 6.01 hereof. The Lenders’ rights of assignment are limited by and subject to Section 9.01 hereof. The Borrower may, in its sole discretion, upon ten (10) days’ prior written notice, replace any of the Lenders with one or more Lenders provided that (i) the Lender being replaced has concurrently therewith been paid in full all amounts due to such Lender hereunder, (ii) the full amount of the Commitments remains unchanged and (iii) the percentages of the total Commitments allocated to each other Lender (or any successors thereto) remains unchanged unless the prior written consent from such Lender has been obtained. Any such Lender so replaced shall, upon written request of the Borrower, execute and deliver such instruments and agreements as are reasonably necessary to accomplish the same.
Section 9.16.    Counterparts; Effectiveness; Integration; Electronic Execution.
(a)    This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective on such date (the “Effective Date”) as (i) a counterpart hereof shall be executed by each of the parties hereto and copies hereof shall be delivered to the Borrower and the Administrative Agent and (ii) the conditions set forth in Section 3.01 shall be satisfied. This Agreement and the Notes (and, as applicable, the fee letters entered into in connection herewith) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby (each an “Ancillary Document”) shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without

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limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Agent, any Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.17.    No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents, the Lenders and their respective Affiliates, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) the Borrower and its Subsidiaries, on the one hand, and the Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, Lender or Affiliate, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Agent, Lender or any of their respective Affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or its Subsidiaries, in connection with such transaction or the process leading thereto.
Section 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 9.19.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b)    As used in this Section 9.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:
TEXTRON INC.
By:	/s/ Eric Salander
Name:	Eric Salander
Title:	V.P. Investor Relations and Treasurer

Notice Address: Textron Inc. 40 Westminster Street Providence, RI 02903 Attention: Treasurer Telephone No. (401) 457-6009 Telecopy No. (401) 457-3533

with a copy to: Textron Inc. 40 Westminster Street Providence, RI 02903 Attention: General Counsel

Website for the delivery of information pursuant to Section 5.01(b)(iv): http://www.textron.com

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Issuing Lender and a Lender
By:	/s/ Peter Predun
Name:	Peter Predun
Title:	Executive Director

Notice Address:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC5, Floor 1
Newark, Delaware 19713-2107
Attention: Benjamin Outten
Telephone No. (302) 634-8712
Telecopy No. (302) 634-3301
E-mail: benjamin.outten@chase.com

with copy to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
NCC5, Floor 1
Newark, Delaware 19713-2107
Attention: Marsea Medori
Telephone No. (302) 634- 1928
Telecopy No. (302) 634- 3301
E-mail: marsea.medori@chase.com

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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BANK OF AMERICA, N.A., as an Issuing Lender and a Lender

By: _/s/ Prathamesh Kshirsagar________
Name: Prathamesh Kshirsagar
Title: Director

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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CITIBANK, N.A., as a Lender and an Issuing Lender

By: _/s/ Susan M. Olsen____________
Name: Sarah M. Olsen
Title: Vice President

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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MUFG Bank, Ltd., as an Issuing Lender and a Lender

By: _/s/ Jorge Goergalos______________
Name: Jorge Georgalos
Title: Director

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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GOLDMAN SACHS BANK USA, as a Lender

By: _/s/ Jonathan Dworkin____________
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By: _/s/ Minxiao Tian______________
Name: Minxiao Tian
Title: Director

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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U.S. Bank National Association, as a Lender

By: _/s/_Paul F. Johnson____________
Name: Paul F. Johnson
Title: Vice President

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: __/s/ Adam Spreyer_____________
Name: Adam Spreyer
Title: Director

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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PNC Bank, National Association, as a Lender

By: _/s/ Joseph Guilmartin__________
Name: Joseph Guilmartin
Title: Managing Director

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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The Bank of New York Mellon, as a Lender

By: __/s/ Tak Cheng_________________
Name: Tak Cheng
Title: Vice President

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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Bank of China, New York Branch, as a Lender

By: __/s/ Raymond Qiao_____________
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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The Northern Trust Company, as a Lender

By: _/s/ Eric Siebert__________________
Name: Eric Siebert
Title: SVP

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$115,000,000
Bank of America, N.A.	$115,000,000
Citibank, N.A.	$115,000,000
MUFG Bank, Ltd.	$115,000,000
Goldman Sachs Bank USA	$85,000,000
Sumitomo Mitsui Banking Corporation	$85,000,000
U.S. Bank National Association	$85,000,000
Wells Fargo Bank, National Association	$85,000,000
PNC Bank, National Association	$57,500,000
The Bank of New York Mellon	$57,500,000
Bank of China, New York Branch	$42,500,000
The Northern Trust Company	$42,500,000
Total	$1,000,000,000

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PRICING SCHEDULE
Each of “Facility Fee Rate”, “Term Benchmark Margin”, “Base Rate Margin”, “RFR Margin” and “Letter of Credit Fee Rate” means, for any date, the rate set forth below in the row opposite such term and under the column corresponding to the “Pricing Level” at such date:

	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate	0.09%	0.10%	0.125%	0.175%	0.225%
Term Benchmark Margin and RFR Margin	0.91%	1.025%	1.125%	1.20%	1.40%
Base Rate Margin	0.00%	0.025%	0.125%	0.20%	0.40%
Letter of Credit Fee Rate	0.91%	1.025%	1.125%	1.20%	1.40%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:
“Level I Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated A- or higher by S&P and A3 or higher by Moody’s.
“Level II Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated BBB+ by S&P and Baa1 by Moody’s.
“Level III Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated BBB by S&P and Baa2 by Moody’s.
“Level IV Pricing” applies at any date, if at such date, the Borrower’s long-term debt is rated BBB- by S&P and Baa3 by Moody’s.
“Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.
“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).
“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or any successor thereto).
The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business of such date.

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If the Borrower is split-rated, then for purposes of determining the applicable Pricing Level, (a) if the ratings differential is one level, the higher of the ratings will apply and (b) if the ratings differential is more than one level, a rating that is one notch lower than the higher rating will apply. If the Borrower has only one rating or has no rating, then Level V shall apply.
[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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SCHEDULE 2.12(a)
LETTER OF CREDIT COMMITMENTS

Issuing Lender	Letter of Credit Commitment
JPMorgan Chase Bank, N.A	$25,000,000
Bank of America, N.A.	$25,000,000
Citibank, N.A.	$25,000,000
MUFG Bank, Ltd.	$25,000,000
Total:	$100,000,000

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SCHEDULE 2.12(b)
EXISTING LETTERS OF CREDIT
    Issuing Lender: Bank of America, N.A.

Applicant	Beneficiary	L/C No.	Currency	Amount	Effective Date	Expiration Date
Cessna Aircraft Company	The Bank of New York Mellon Trust Company N.A.	3012779	USD	$8,973,589.04	10/18/2019	11/03/2023

[Signature Page to Credit Agreement – Textron 2022 Refinancing]
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EXHIBIT A to
Credit Agreement
TEXTRON INC.
FORM OF NOTE
New York, New York
$[ ] _____ __, 20__
FOR VALUE RECEIVED, the undersigned TEXTRON INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to ______________ and its registered assigns (the “Payee”) for the account of its Applicable Lending Office, on the maturity date provided for in the Credit Agreement, the unpaid principal amount of each Loan made by the Payee to the Borrower pursuant to the Credit Agreement referred to below.
The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of October 21, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
This Note is one of the Borrower’s “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds, in accordance with the terms of the Credit Agreement. Each of the Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part thereof it will make a notation on Schedule I attached hereto of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.
Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that in the event that the day on which payment relating to a Term Benchmark Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.
This Note is subject to prepayment at the option of the Borrower as provided in Section 2.07(b) of the Credit Agreement.

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Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be (and shall automatically become and be declared to be, in the case of certain Events of Default relating to bankruptcy matters), due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
The Borrower promises to pay all costs and expenses, including attorneys’ fees, all as provided in Section 9.02 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
The Credit Agreement and this Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

TEXTRON INC.
By:
Name:
Title:

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SCHEDULE I
LOANS AND PRINCIPAL PAYMENTS SCHEDULE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

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EXHIBIT B to
Credit Agreement
FORM OF
OPINION OF COUNSEL

FOR THE

BORROWER

[Letterhead of Textron Inc.]
October 21, 2022
JPMorgan Chase Bank, N.A.,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
    and
The Lenders Party to the
Credit Agreement Referenced Below
Re:     Textron Inc. – Credit Agreement dated as of October 21, 2022
Ladies and Gentlemen:
I am the Executive Vice President and General Counsel of Textron Inc., a Delaware corporation (the “Company”). This opinion is rendered to you pursuant to Section 3.01(c) of the Credit Agreement dated as of October 21, 2022 (the “Credit Agreement”) by and among the Company, certain lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity the “Agent”) and a Lender. Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement.
In rendering this opinion, I have examined a copy identified to my satisfaction as being a true copy of the Credit Agreement, including the exhibits and schedules thereto, and each Note issued on the date hereof (each, a “Note”).
I have assumed without independent investigation that:
(a)    The signatures on all documents examined by me are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to me as originals are authentic and the documents submitted to me as certified or reproduction copies conform to the originals;
(b)    The Company is a validly existing corporation in good standing under the laws of the State of Delaware, has all requisite power to execute and deliver the Credit Agreement and to perform its obligations thereunder, the execution and delivery of the Credit Agreement by the Company and performance

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of its obligations thereunder have been duly authorized by all necessary corporate action and except as specifically addressed in my opinions in paragraph 2 below, do not violate any law, regulation, order, judgment or decree applicable to the Company, and the Credit Agreement has been duly executed and delivered by the Company; and
(c)    There are no agreements or understandings between or among any of the parties to the Credit Agreement or third parties that would expand, modify or otherwise affect the terms of the Credit Agreement or the respective rights or obligations of the parties thereunder.
In rendering this opinion, I have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, certificates, instruments and other documents as I have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, I have relied to the extent I deemed appropriate and without independent investigation upon the representations and warranties of the Company in the Credit Agreement, a certificate of an officer of the Company, a copy of which is attached hereto, or certificates obtained from public officials and others.
Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, I am of the opinion that:
1.Each of the Credit Agreement and each Note constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.
2.The execution and delivery by the Company of the Credit Agreement and each Note, and performance of its obligations thereunder do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York under, any law or regulation of the State of New York applicable to the Company that, in my experience, is generally applicable to transactions in the nature of those contemplated by the Credit Agreement.
The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

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(a)    I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. I express no opinion regarding the Securities Act of 1933, as amended, the Investment Company Act of 1940 or any other federal or state securities laws or regulations.
(b)    My opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
(c)    I express no opinion regarding (a) the effectiveness of (i) any waiver (whether or not stated as such) under the Credit Agreement of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Credit Agreement of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provision in the Credit Agreement waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) any waiver of the right to jury trial; (vii) any provision purporting to establish evidentiary standards; (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; or (ix) any right of setoff to the extent asserted by a participant in the rights of a Lender under the Credit Agreement; or (b) the availability of damages or other remedies not specified in the Credit Agreement in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses). In addition, I advise you that some of the provisions of the Credit Agreement may not be enforceable by a Lender acting individually (as opposed to the Lenders acting through the Agent).
This opinion is rendered as of the date hereof to the Lenders in connection with the Credit Agreement and may not be relied upon by any person other than the Lenders or by the Lenders in any other context. The Lenders may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and

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other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lenders, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender is a party arising out of the transactions contemplated by the Credit Agreement, or (v) to any potential permitted assignee of or participant in the interest of any Lender under the Credit Agreement for its information. This opinion may not be quoted without my prior written consent. Notwithstanding the foregoing, parties referred to in clause (v) of this paragraph who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof).
Very truly yours,

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Textron Inc.
Officer's Certificate
October 21, 2022
The undersigned, Eric Salander, does hereby certify pursuant to this certificate (this “Certificate”) to E. Robert Lupone, Esq., Executive Vice President and General Counsel of Textron Inc., a Delaware corporation (the “Company”), in his capacity as an officer of the Company, in connection with the Credit Agreement dated as of October 21, 2022 (the “Credit Agreement”) by and among the Company, certain lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity the “Agent”) and a Lender, as follows:
1.I am the duly elected and incumbent Vice President—Investor Relations and Treasurer of the Company and am authorized to execute this Certificate on behalf of the Company.
2.I recognize and acknowledge that this Certificate is being furnished to E. Robert Lupone in connection with the delivery of his legal opinion of even date herewith pursuant to Section 3.01(c) of the Credit Agreement (the “Opinion”). I further understand that E. Robert Lupone is relying to a material degree on this Certificate in rendering that opinion. On behalf of the Company, I hereby authorize such reliance.
3.I have asked such questions regarding the meaning of any of the provisions of this Certificate as I have considered necessary.
4.To the best of my knowledge, each and all of the representations and warranties as to factual matters relating to the Company contained in the Credit Agreement are true and correct in all material respects as of the date of such agreement and as of the date hereof.
5.To the best of my knowledge, there are no agreements or understandings between or among the Agent, the Lenders, the Company, the Company’s Subsidiaries or third parties that would expand, modify or otherwise affect the terms of the Credit Agreement referred to in the Opinion or the respective rights or obligations of the parties thereunder.
Capitalized terms used herein and not defined herein have the meanings given to such terms in the Credit Agreement. A copy of this Certificate executed and delivered by facsimile or email transmission shall be valid for all purposes.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.
______________________________Name: Eric Salander
Title: Vice President—Investor Relations and Treasurer

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EXHIBIT C to
Credit Agreement
FORM OF
OPINION OF COUNSEL

FOR THE

BORROWER

[Letterhead of Textron Inc.]

October 21, 2022

JPMorgan Chase Bank, N.A.
    as Administrative Agent
383 Madison Avenue
New York, New York 10179
    and
The Lenders Party to the
Credit Agreement Referenced Below
Re:    Credit Agreement dated as of October 21, 2022 among Textron Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Ladies and Gentlemen:
I am the Senior Executive Counsel of Textron Inc., a Delaware corporation (the “Borrower”). This opinion is rendered to you pursuant to Section 3.01(c) of the Credit Agreement dated as of October 21, 2022 (the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent. The undersigned has prepared this opinion and delivered it to the Lenders for their benefit at the request of the Borrower. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.
In my capacity as Senior Executive Counsel I have examined originals, or copies identified to my satisfaction, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I am familiar, either directly or by inquiry

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of other officers or employees of the Borrower and its Subsidiaries or others, and/or through examination of the Borrower’s and its Subsidiaries’ books and records, with the business, affairs and records of the Borrower and its Subsidiaries requisite to giving this opinion. Where and as this opinion states conclusions based upon the absence of facts, I have received in the course of my employment no contrary information and would expect to receive such information if an officer of the Borrower had notice thereof.
I have been furnished with, and have obtained and relied without independent investigation upon, such certificates and assurances from public officials as I have deemed necessary or appropriate. In my examinations, I have assumed (a) the genuineness of all signatures as to all parties other than the Borrower, the conformity to original documents of all documents submitted to them as copies or drafts and the authenticity of such originals of such latter documents, (b) as to all Persons other than the Borrower, the due completion, execution, acknowledgment as indicated thereon and delivery of documents recited herein and therein and the validity and enforceability against all parties thereto, and (c) that each Person other than the Borrower which is a party to the Credit Agreement has full power, authority and legal right, under its charter and other governing documents, corporate legislation and the laws of its jurisdiction of incorporation, to perform its respective obligations under the Credit Agreement.
I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am opining herein only as to the United States federal laws and the corporate laws of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that:
1.    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into the Credit Agreement and each Note issued on the date hereof and to carry out the transactions contemplated thereby.
2.    The Borrower is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have a Material Adverse Effect.
3.    The execution, delivery and performance of the Credit Agreement and each Note issued on the date hereof and the borrowing of the Loans and the request for the issuance of each Letter of Credit have been duly authorized by all necessary corporate action by the Borrower.

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4.    The execution, delivery and performance by the Borrower of the Credit Agreement and the issuance, delivery and performance of the Notes issued thereunder today and the borrowing of the Loans and the request for the issuance of each Letter of Credit do not and will not (i) violate any provision of law applicable to the Borrower, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (ii) violate the Restated Certificate of Incorporation or Amended and Restated By-laws of the Borrower, each, as amended, (iii) to my knowledge (after inquiry), violate any order, judgment or decree of any court or other agency of government binding on the Borrower, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries that is filed as an exhibit to the most recent Form 10-K filed by the Borrower with the Securities and Exchange Commission, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (v) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Borrower or any of its Subsidiaries under any such Contractual Obligation or (vi) require any approval of stockholders or any approval or consent of any Person under any such Contractual Obligation.
5.    The execution, delivery and performance by the Borrower of the Credit Agreement and the issuance, delivery and performance by the Borrower of any Notes to be issued by the Borrower today will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body other than any such registration, consent, approval, notice or other action which (i) has been or, with respect to filings with the Securities and Exchange Commission, will be duly made, given or taken or (ii) the failure to make, obtain, give or take would not reasonably be expected to result in a Material Adverse Effect.
6.    Except as disclosed in the Financial Statements delivered to the Lenders pursuant to Section 4.03 of the Credit Agreement or as otherwise disclosed to the Lenders prior to the date hereof, to my knowledge (after inquiry), there is no action, suit, proceeding, governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, pending or, to my knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries which is probable of being successful and which would have a Material Adverse Effect.
7.    The Borrower is not subject to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by the Credit Agreement.

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8.    Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
I am furnishing this opinion to you solely in connection with the entry by the Borrower into the Credit Agreement; the opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express permission, except that this opinion may be furnished (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lenders, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender is a party arising out of the transactions contemplated by the Credit Agreement, or (v) to any potential permitted assignee of or participant in the interest of any Lender under the Credit Agreement for its information. Notwithstanding the foregoing, parties referred to in clause (v) of this paragraph who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof).
Very truly yours,

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EXHIBIT D to
Credit Agreement

[Letterhead of
Davis Polk & Wardwell LLP]

October 21, 2022

To the Lenders and Administrative Agent referred to below
c/o JPMORGAN CHASE BANK, N.A.
    as Administrative Agent
383 Madison Avenue
New York, New York 10179
Ladies and Gentlemen:
We have participated in the preparation of the Credit Agreement dated as of October 21, 2022 (the “Credit Agreement”) among Textron Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
We have reviewed executed copies of the Credit Agreement and each Note issued on the date hereof (each, a “Note”).
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers or representatives of the Borrower and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion letter. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers or representatives of the Borrower that we reviewed were and are accurate and (vi) all representations made by the Borrower as to matters of fact in the documents that we reviewed were and are accurate.
Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:
1.    The execution, delivery and performance by the Borrower of the Credit Agreement and each Note are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

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2.    The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note to be issued thereunder today constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.
The foregoing opinions are subject to the following assumptions and qualifications:
(a)    Our opinion in paragraph 2 above is subject to (x) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally (and the validity and the enforceability of indemnification provisions may be limited by federal or state laws or policies underlying such laws), (y) concepts of reasonableness, good faith and fair dealing and (z) equitable principles of general applicability.
(b)    We express no opinion as to any provision in the Credit Agreement that purports to indemnify any Person for its own gross negligence or willful misconduct.
(c)    We express no opinion as to any provision in the Credit Agreement that purports to create rights of set-off in favor of participants or that provides for set-off to be made otherwise than in accordance with applicable laws.
(d)    We express no opinion as to any provision in the Credit Agreement that purports to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like.
(e)    We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in the Credit Agreement or any Note.
(f)    We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Credit Agreement or any Note.
(g)    We express no opinion as to United States federal or any state securities laws.
(h)    We have assumed, without any independent verification, that (i) the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and (ii) the execution, delivery and performance by the Borrower of the Credit Agreement and any Note do not contravene, or constitute a default under, any law, rule or regulation or any order, injunction, decree, agreement, contract or instrument to which it is a party or by which it or its property is bound.
(i)    We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which may limit the rate of interest that such Lender may charge or collect.

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(j)    As to various provisions in the Credit Agreement that grant the Administrative Agent or the Lenders certain rights to make determinations or take actions in their discretion, we assume that such discretion will be exercised in good faith and in a commercially reasonable manner.
(k)    We express no opinion with respect to Section 9.18 of the Credit Agreement.
The foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and, with respect to paragraph 1 above only, the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Borrower, the Credit Agreement or any Note or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Credit Agreement or any Note or any of its affiliates due to the specific assets or business of such party or such affiliate.
This opinion is delivered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or delivered to any other person without our prior written consent.
Very truly yours,

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EXHIBIT E-1 to
Credit Agreement
FORM OF NOTICE OF BORROWING
Pursuant to Section 2.01(b) of that certain Credit Agreement dated as of October 21, 2022 among Textron Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) (as amended to the date hereof being the “Credit Agreement”), this notice represents the undersigned Borrower’s request to borrow on __________, 20__1 from the Lenders in accordance with each Lender’s Pro Rata Share $__________ as [Base Rate/Term Benchmark/[RFR]2] Loans. [The initial Interest Period for such Loans is requested to be a __________ period.]3 The proceeds of such Loans are to be deposited in the Borrower’s account designated below. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Dated4:

TEXTRON INC.
By:
Name:
Title:

Account Designation
Name of Bank:
Account Number:

1 To be a Business Day.
2 Solely to the extent applicable pursuant to Section 2.09(b)(ii).
3 Include bracketed text for borrowings of Term Benchmark Loans.
4 To be delivered no later than (x) in the case of Base Rate Loans, 1:00 p.m. (New York City time) on the proposed Funding Date, (y) in the case of a Term Benchmark Loan, 10:30 a.m. (New York City time) three U.S. Government Securities Business Days in advance of the proposed Funding Date and (z) in the case of an RFR Borrowing, 11:00 a.m. (New York City time) five U.S. Government Securities Business Days in advance of the proposed Funding Date.
E-1
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EXHIBIT E-2 to
Credit Agreement
FORM OF NOTICE OF CONVERSION/CONTINUATION
Pursuant to that certain Credit Agreement dated as of October 21, 2022 (as amended to the date hereof, the “Credit Agreement”) among Textron Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, this notice represents the undersigned Borrower’s request [A: to convert $_________ in principal amount of presently outstanding Base Rate Loans with an Interest Payment Date of __________, 20__ to Term Benchmark Loans on __________, 20__. The Interest Period for such Term Benchmark Loans commencing on such Interest Payment Date is requested to be a __________ period.] [B: to continue as Term Benchmark Loans $__________ in principal amount of presently outstanding Term Benchmark Loans with an Interest Payment Date of __________, 20__. The Interest Period for such Term Benchmark Loans commencing on such Interest Payment Date is requested to be a __________ period.]5
Dated:

TEXTRON INC.
By:
Name:
Title:
5 Insert A or B with appropriate insertions.
E-2
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EXHIBIT F to
Credit Agreement
TEXTRON INC.

Compliance Certificate
With reference to the provisions of Section 5.01 of the Credit Agreement dated as of October 21, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Textron Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, the undersigned, being the [Vice President and Controller (Principal Accounting Officer)] of the Borrower, hereby certifies that:
(a)    the consolidated balance sheet at [insert date] and the related consolidated statements of income and cash flows for the [quarter] [year] then ended which were included in the accompanying [Quarterly] [Annual] Report on Form 10-K/10-Q for the [year/quarter] ended [insert date], present fairly the consolidated financial position of Textron Inc. at [insert date] and the consolidated results of its operations and its cash flows for the [quarter] [year] then ended, in conformity with generally accepted accounting principles which have been applied on a consistent basis during the period except as noted in such report;
(b)    with respect to Section 6.03 of the Agreement, the Consolidated Indebtedness of Textron Manufacturing did not at any time exceed an amount equal to 65% of Consolidated Capitalization (as such terms are defined in the Agreement) as at [insert date] (see Schedule A attached hereto);
(c)    with respect to Section 6.05(b) of the Agreement, the Finance Company Leverage Ratio did not at any time exceed 9 to 1 as at [insert date] (see Schedule A attached hereto); and
(d)    the undersigned has reviewed the terms of the Agreement and has made, or caused to be made under the undersigned’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated subsidiaries during the accounting period covered by the above-referenced financial statements and the undersigned has no knowledge of the existence as at the date of this certificate of any condition or event which constitutes an Event of Default or a Potential Event of Default (as such terms are defined in the Agreement).

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IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of _________, ____.

______________________________
[Vice President and Controller]

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Schedule A
TEXTRON INC.
Financial Covenant
(in millions)

[Insert Date]
Section 6.03 -
Consolidated Indebtedness of Textron Manufacturing (defined in the Credit Agreement as the sum of short-term and long-term indebtedness for borrowed money that is shown on a balance sheet of Textron Manufacturing (or would be if a balance sheet were prepared on such date))	$
Maximum permitted:
Consolidated Capitalization, i.e., the sum of (without duplication):
(a) Consolidated Indebtedness of Textron Manufacturing	$
  (b) Plus Consolidated Net Worth (defined in the Credit Agreement as the stockholders’ equity of the Borrower and its Subsidiaries on a consolidated basis (but excluding the effects of the Borrower’s accumulated other comprehensive income/loss) calculated in conformity with GAAP)

(b) Plus preferred stock of the Borrower
(c) Plus other securities of the Borrower convertible (whether mandatorily or at the option of the holder) into capital stock of the Borrower
Equals: Consolidated Capitalization	$

X 65% equals maximum permitted as of [Insert Date]	$

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[Insert Date]
Section 6.05(b) -
Finance Company Leverage Ratio
(i) Finance Group debt (determined in a manner consistent with “Finance group debt” on the Borrower’s consolidated balance sheet included in the Financial Statements)	$
(ii) Minus Finance Group securitized debt (determined in a manner consistent with “Note 7. Debt and Credit Facilities” in the notes to the Financial Statements”)
(A) Equals:	$

(iii) Total Finance Group assets	$
(iv) Minus Total Finance Group liabilities
(B) Equals:	$

Ratio of (A) to (B):	_____:1.00
Maximum Permitted	9.00:1.00

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EXHIBIT G to
Credit Agreement
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]6 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to,
6 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
7 Select as appropriate.
8 Include bracketed language if there are either multiple Assignors or multiple Assignees.

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contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

                ______________________________

2.    Assignee[s]:        ______________________________

                ______________________________
    [Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.    Borrower:        Textron Inc.

4.    Administrative Agent:    JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The $1,000,000,000 Credit Agreement dated as of October 21, 2022 by and among Textron Inc., as borrower, the Lenders parties thereto, and the Administrative Agent referred to above

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6.     Assigned Interest[s]:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________]13

[Page break]

9 List each Assignor, as appropriate.
10 List each Assignee, as appropriate.
11 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
12 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
13 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]14
[NAME OF ASSIGNOR]

By:_____________________
Name:
Title:

[NAME OF ASSIGNOR]

By:_____________________
Name:
Title:

ASSIGNEE[S]15
[NAME OF ASSIGNEE]

By:_____________________
Name:
Title:

[NAME OF ASSIGNEE]

By:_____________________
Name:
Title:

14 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
15 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

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[Consented to and]16 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By: _________________________________
Name:
Title:

[Consented to:]17

TEXTRON INC., as Borrower

By: ________________________________
Name:
Title:

16 To be added only if the consent of the Administrative Agent is required by the terms of Section 9.01 of the Credit Agreement.
17 To be added only if the consent of the Borrower is required by the terms of Section 9.01 of the Credit Agreement.

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Consented to and Accepted:

[NAME OF ISSUING BANKS]

By: _________________________________
Name:
Title:

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

        1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.01(c) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by

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[the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

        3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (without regard to conflicts of laws principles).

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EXHIBIT H to
Credit Agreement
_____ __, 20__
EXTENSION AGREEMENT
JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:
Effective as of [insert pre-effectiveness Termination Date], the undersigned hereby agrees to extend its Commitment and the Termination Date under the Credit Agreement dated as of October 21, 2022 (as amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”) among Textron Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, for one year to [date to which the Termination Date is to be extended] pursuant to Section 2.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
This Extension Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York (without regard to conflicts of law principles). This Extension Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[NAME OF LENDER]
By:
Name:
Title:
[for Lenders requiring two signature blocks]
By:
Name:
Title:

H-1
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Agreed and Accepted:

TEXTRON INC., as Borrower
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

H-2
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